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The preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but the information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 6, 2013

Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-171958

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 1, 2011)

15,000,000 Shares

Common Stock

Triangle Petroleum Corporation

Common Stock

Triangle Petroleum Corporation is offering 15,000,000 shares of its common stock. Our common stock is traded on the NYSE MKT under the symbol "TPLM." The last reported sale price of our common stock on the NYSE MKT on August 5, 2013 was $7.72 per share.

In a separate transaction exempt from registration under the Securities Act of 1933, we have entered into an agreement to sell in a private placement an aggregate of 11,350,000 shares of our common stock, the closing of which is subject to the satisfaction of customary conditions and the closing of the Primary Acquisiton and this offering. This offering of common stock is not conditioned upon the closing of the private placement of common stock. See "Summary — Recent Developments — Private Issuance."

Investing in our common stock involves risks. See "Risk Factors" beginning on page S-13.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters a 30-day option to purchase up to an additional 2,250,000 shares of common stock from us at the public offering price less the underwriting discounts and commissions if the underwriters sell more than 15,000,000 shares of common stock in this offering.

None of the Securities and Exchange Commission nor any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about August              , 2013.

Wells Fargo Securities	Simmons & Company International

Prospectus Supplement dated August      , 2013.

          This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. In the event that the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

          You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We and the underwriters are offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. The information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.

S-i

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus supplement and the accompanying prospectus contain or incorporate by reference certain "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, liquidity and results of operations. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "could," "would," "will," "may," "can," "continue," "potential," "should" and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this prospectus supplement and the other documents incorporated by reference that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Section 27A of the Securities Act of 1933, as amended, or the Securities Act. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in this prospectus supplement, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2013 under "Item 1A. — Risk Factors" and the risks detailed from time to time in our future SEC reports. These forward-looking statements include, but are not limited to, statements about:

  •
  our future capital expenditures and performance;

  •
  the amount of oil and gas we produce;

  •
  our business strategy;

  •
  our future operating results;

  •
  anticipated drilling and development;

  •
  drilling results;

  •
  closing and integration of significant acquisitions;

  •
  substantial capital requirements and access to additional capital;

  •
  our plans for, and the success of, RockPile Energy Services, LLC and Caliber Midstream Partners LP;

  •
  oil and natural gas realized prices;

  •
  marketing and distribution of oil and natural gas;

  •
  government regulation of the oil and natural gas industry;

  •
  potential regulation affecting hydraulic fracturing;

  •
  uninsured or underinsured risks; and

  •
  defects in title to our oil and natural gas interests.

          Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of this prospectus supplement or, in the case of documents incorporated by reference, as of the date of such documents. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.

S-ii

 PROSPECTUS SUPPLEMENT SUMMARY

          This summary provides a brief overview of information contained elsewhere in this prospectus supplement and the accompanying prospectus. Because it is abbreviated, this summary does not contain all of the information that you should consider before investing in our common stock. Before making an investment decision, you should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference, including the information presented under the headings "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements." You may obtain a copy of the documents incorporated by reference by following the instructions in the section entitled "Where You Can Find More Information" in this prospectus supplement. Unless otherwise indicated, information presented in this prospectus supplement is presented based on the assumption that the underwriters' option to purchase additional shares of common stock will not be exercised. We have provided definitions for certain oil and natural gas terms used in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference in the "Glossary of Oil and Natural Gas Terms" beginning on page A-1 of this prospectus supplement. In this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, the terms "we," "us" and "our" refer to Triangle Petroleum Corporation and its subsidiaries. Our fiscal year-end is January 31.

 Overview

          We are a growth-oriented, independent energy company focused on the exploration, development and production of unconventional shale oil and natural gas resources in the United States. Our oil and natural gas reserves and operations are primarily concentrated in the Bakken Shale and Three Forks formations of the Williston Basin in North Dakota and Montana. As of July 31, 2013, we held leasehold interests in approximately 86,000 net acres in the Williston Basin, approximately 36,000 of which are in our core focus area in McKenzie and Williams Counties, North Dakota, which we refer to as our "Core Acreage." Our Core Acreage has a high oil saturation, is slightly over-pressured, and has the potential for multiple benches. Our estimated proved oil and natural gas reserves as of April 30, 2013 totaled 16,050 MBoe (86% oil).

          Our primary strategy is to grow our production volumes through the efficient development of our operated Bakken Shale and Three Forks drilling inventory. We conduct our exploration and production operations through our wholly-owned subsidiary, Triangle USA Petroleum Corporation, or TUSA. We completed our first operated well in May 2012. From May 2012 through July 31, 2013, we have completed 29 gross (18.8 net) operated wells. Our average net daily production for the first quarter of fiscal year 2014 (ended April 30, 2013) was approximately 2,714 Boepd, 70% of which was operated production. We expect to have grown production for the second quarter of fiscal year 2014 (ended July 31, 2013) to an estimated daily average of approximately 3,900 Boepd to 4,100 Boepd, a 44% — 51% quarter-over-quarter increase. The growth we have experienced is facilitated by the use of pad drilling, which increases efficiencies while controlling costs and minimizing environmental impact. We also use advanced completion, collection and production techniques that optimize reservoir production while reducing costs.

          The following table depicts our average net sales volumes per fiscal quarter and operated rig count from the third quarter of fiscal year 2012 through our most recently completed fiscal quarter.

(1)
Net sales volumes for the fiscal quarter ended July 31, 2013 are estimated based on current data available to us. Final sales figures for our non-operated working interests are not typically received until multiple weeks following month end.

          In an effort to better control key operations, reduce costs, and retain supply chain value in the Williston Basin, which we view as a resource-constrained and cost-heavy basin, we formed RockPile Energy Services, LLC, or RockPile, our wholly-owned oilfield services subsidiary, and entered into a 30% owned joint venture arrangement with First Reserve Energy Infrastructure Fund, or FREIF, to form Caliber Midstream Partners LP, or Caliber. RockPile provides pressure pumping services, which we believe lowers our realized well completion costs and affords us greater control over completion schedules, quality control and pay cycles. Caliber currently provides produced water transportation and crude oil and natural gas gathering services and is expected to provide natural gas processing services during the third quarter of fiscal year 2014. We expect that Caliber will reduce the cost and environmental impacts of trucking oil and water and reduce or eliminate the emissions generated by the flaring of produced natural gas. In addition to providing services to TUSA, each of RockPile and Caliber are focused on growing their respective businesses through securing independent, third-party contracts. Since January 2010, approximately 12% of our total capital expenditures have been deployed to these two service companies.

Acquisition of Williston Basin Properties

          On August 5, 2013, we entered into a definitive purchase agreement and a definitive trade agreement with affiliates of Kodiak Oil & Gas Corp., or the Seller, pursuant to which we agreed to acquire approximately 6,200 net acres of producing oil and gas properties, or the Primary Properties, in McKenzie County, North Dakota, from the Seller. We refer to this transaction as the "Primary Acquisition." These interests are located in our Core Acreage and are in close proximity to Caliber's current operations, which we expect will provide for potential synergies with our existing operations. The aggregate consideration for the Primary Properties will consist of $82 million in cash, subject to post-closing adjustments, and oil and gas leases totaling approximately 580 net acres in Seller operated units that we will transfer to the Seller. Based on publicly available information, we have estimated that the average daily net production for the Primary Properties during June 2013 was approximately 790 Boepd. We have also estimated, based on information provided by the Seller, that as of July 1, 2013, the Primary Properties contained total proved reserves of approximately 4,925 Mboe, 33% of which are proved developed reserves, 91% of which are oil and 90% of which are expected to be operated by us. The Primary Properties include ten gross producing wells, two of which we currently operate and five more of which we expect to operate after the closing of the Primary Acquisition.

          We expect to close the transactions contemplated by the definitive agreements on or before August 28, 2013, subject to customary closing conditions. The Primary Acquisition is not conditioned upon the completion of this offering and this offering is not conditioned upon the completion of the Primary Acquisition.

          In addition to the Primary Acquisition, since June 1, 2013, we have either closed or signed definitive purchase and sale agreements for ten additional acquisitions and one trade located contiguous to our core McKenzie County acreage, which we refer to as the "Other Acquisitions." The Other Acquisitions include approximately 3,150 net acres and an anticipated two to four additional operated drilling spacing units, or DSUs (the "Other Properties," and together with the Primary Properties, the "Acquired Properties"). We have estimated that the average daily net production for the properties acquired from the Other Acquisitions during June 2013 was approximately 360 Boepd. The aggregate consideration for the Other Properties will be approximately $21.4 million plus 325,000 shares of our common stock. The Other Acquisitions, along with the Primary Acquisition, would increase (i) our total lease holdings in the Williston Basin to approximately 95,000 net acres, approximately 45,000 net acres of which are located in our Core Acreage, and (ii) our current net production to approximately 5,650 Boepd, assuming our estimated current 21-day sales volumes, as of July 31, 2013, of approximately 4,500 Boepd. Additionally, we expect that the Primary Acquisition and the Other Acquisitions would increase Triangle's operated drilling inventory in its core area by approximately 21-27%.

Pro forma proved reserves summary

	Net Proved Reserves (Mboe)		% Proved Developed	% Oil	PV-10 Value ($ MM)(5)
Core Acreage	16,050	(2)	48%	86%	$282	(6)
Aggregate Acquisitions(1)	6,815	(3)(4)	37%	89%	107	(3)(7)

Pro Forma	22,865		45%	87%	388
Discounted Future Income Taxes					(30)

Standarized Measure of Discounted Future Net Cash Flows					$358	(7)

(1)
Aggregate Acquisitions includes the Primary Acquisition and the Other Acquisitions.

(2)
Triangle internal reserves estimates as of April 30, 2013.

(3)
For the Aggregate Acquisitions, proved reserves were calculated using a price of $86.33/Bbl for oil, and $4.51/MMBtu for natural gas, which represent the unweighted average of the first-day-of-the-month prices for each of the twelve months ending June 30, 2013, the most recent twelve-month period prior to the anticipated July 1, 2013 effective date for the Primary Acquisition and the Other Acquisitions.

(4)
Included in Other Acquisitions are two acquisitions and one trade acreage that have yet to close, which comprise approximately 34% of the net proved reserves the Other Acquisitions.

(5)
PV-10 represents the discounted future net cash flows attributable to our proved oil and natural gas reserves before income tax, discounted at 10%. PV-10 of April 30, 2013 proved reserves presented is considered a non-GAAP financial measure as defined by the SEC. We believe that the presentation of the PV-10 is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves before taking into account future corporate income taxes and our current tax structure. We further believe investors and creditors use our PV-10 as a basis for comparison of the relative size and value of our reserves to other companies.

(6)
For the Core Acreage, proved reserves were calculated using a price of $86.14/Bbl for oil, and $4.54/MMBtu for natural gas, which represent the unweighted average of the first-day-of-the-month prices for each of the twelve months ending April 30, 2013.

(7)
Included in Other Acquisitions are two acquisitions and one trade acreage that have yet to close, which comprise approximately 49% of the PV-10 value of the Other Acquisitions.

Pro forma acreage position and production

						Gross Operated Locations(6)
	Net Acreage		Percent Operated	Operated DSUs				Estimated Current Production (Boepd)
						Base Case	Upside Case
Core Acreage	35,210	(2)	56%	33	(4)	264	396	4,500	(7)
Aggregate Acquisitions(1)	9,354	(3)	86%	7 - 9	(5)	56 - 72	84 - 108	1,150	(8)(9)

Pro Forma	44,564		64%	40 - 42		320 - 336	480 - 504	5,650

(1)
Aggregate Acquisitions include the Primary Acquisition and the Other Acquisitions.

(2)
Pro forma for acreage traded in connection with the Primary Acquisition.

(3)
Included in Other Acquisitions are two acquisitions and one trade of acreage that have yet to close, which comprise approximately 17% of this statistic for the Other Acquisitions.

(4)
Triangle's operated DSUs in North Dakota have been confirmed through title. In the eastern Montana portion of the Core Acreage, DSUs with greater than 30% working interest are assumed to be operated. Triangle's core operated units have an average working interest of 48%. Approximately 75% of the DSUs are either permitted to drill, drilling or producing.

(5)
Triangle will add two to four additional operated DSUs through the Other Acquisitions. Triangle believes it will have the largest working interest among potential operators of the unit. However, until Triangle has drilled a well, other working interest owners could contest Triangle's status as operator.

(6)
Base Case based upon 4 Bakken Shale and 4 Three Forks wells per DSU; Upside Case based upon 8 Bakken Shale and 4 Three Forks wells per DSU, supported by recent 12 well density test by a major operator in Williams County.

(7)
Estimate based on a 21-day exit rate as of July 31, 2013.

(8)
Represents produced volumes for June 2013.

(9)
Included in Other Acquisitions are two acquisitions and one trade that have yet to close, which comprise approximately 46% of this statistic for the Other Acquisitions.

          The information presented above is based on our internal evaluation and interpretation of reserve and other information provided to us in the course of our due diligence with respect to the Primary Acquisition and the Other Acquisitions in the Williston Basis and has not been independently verified or estimated. While our management believes the above estimates of proved reserves, and the underlying assumptions used in determining the estimates of proved reserves, are reasonable, actual proved reserves attributable to the Acquired Properties will be dependent on actual oil and gas prices, production costs, severance and excise taxes, work-over and remedial costs and governmental regulation. The assumptions underlying our estimates of proved reserves attributable to the Acquired Properties could prove to be inaccurate, and the actual reserves of the Acquired Properties could differ materially from those we anticipate. See "Risk Factors — Actual proved reserves of the Acquired Properties may prove to be lower than we have initially estimated."

Our Strategies

          Our primary goal is to increase stockholder value by converting leasehold positions into proved reserves, production and cash flow at attractive returns on invested capital. We are seeking to achieve this goal through the following strategies:

          Accelerate drilling, inventory and production growth in the Williston Basin.    We believe the Bakken Shale and Three Forks formations in the Williston Basin represent one of the largest oil deposits in North America. A report issued by the United States Geological Survey, or USGS, in April 2008 classified the Bakken formation as the largest continuous oil accumulation ever assessed by the USGS in the contiguous United States. An April 2013 resource assessment update prepared by the USGS, which included a new assessment for the Three Forks formation, found that the two formations collectively contain an estimated mean of 7.4 billion barrels of undiscovered, technically recoverable oil. This new estimate represents a twofold increase over the USGS's 2008 estimate in the report. Furthermore, North Dakota's Industrial Commission reported in January 2013 that the state had surpassed 735,000 barrels of oil production per day, making North Dakota the second-largest oil-producing state in the U.S. We believe that the Williston Basin is still in the early stages of what may be a 20+ year development program, and increased density drilling and discovery of additional geologic zones may increase the horizon of full development further.

          Maximize efficiencies and lower costs within our operated units.    We typically use a multi-well pad design to more efficiently drill our wells and reduce completion time and cost. We believe a multi-well pad design increases our oil recovery factor by increasing reservoir-stimulated rock volume. Using a rig's skid system to move between wells on a pad also lowers mobilization costs. We also believe that applying zipper-fracture techniques via batch completions is likely to optimize reservoir stimulation and decrease completion time. Where possible, we also condense and centralize production equipment and infrastructure to single locations on co-located DSUs in order to reduce equipment required on a per well basis and reduce production costs. We believe that the above activities minimize total site cost and truck movements, thus reducing surface and environmental footprint and increasing the overall safety of our operations. We also believe the use of horizontal wells drilled on our acreage will lower our exploration and development costs associated with converting the acreage from resource potential to proved and producing reserves.

          Improving cost structure and returns through vertical integration.    Vertical integration is core to our strategy as we believe that it allows us to increase returns by improving our cost structure and by providing additional, complimentary business lines for our investors. Since commencing operations in July 2012, RockPile has completed 45 wells through July 31, 2013. We operate 25 of these 45 wells. By controlling our largest cost center, we believe that we are able to optimize the availability and timing of our oilfield services requirements while reducing our consolidated capital cost of well completions through RockPile's profits on our operated wells. In addition, the third-party wells that RockPile completes boost our consolidated revenues and earnings. Caliber was formed in October 2012 and currently provides produced water transportation and crude oil and natural gas gathering services and is expected to provide natural gas processing services during the third quarter of fiscal year 2014. Since inception, Caliber has provided freshwater for completions on 13 of the wells that we operate. In addition, we have injected over 450,000 Bbls of produced water into the Caliber-owned and operated saltwater disposal well through July 31, 2013. We expect the services of Caliber will reduce the cost and environmental impacts of trucking oil and water, reduce or eliminate the emissions generated by the flaring of produced natural gas, and generally improve pad efficiencies. As Caliber continues to demonstrate its capabilities in meeting our infrastructure needs, we believe Caliber is well-positioned to add third-party volumes to its system, thus increasing our consolidated income from our investment in this joint venture.

          Continue to pursue leasehold acquisitions at attractive costs.    We believe sufficient additional acreage in the Williston Basin will continue to be available for acquisition because many of the active operators in the area have assembled sizeable leasehold positions and have shifted from a leasehold acquisition strategy to a development strategy. We plan to pursue various strategies to add predominantly operated acreage, including (1) executing acreage trades with other operators, (2) pursuing leasehold acquisitions, (3) participating in state and federal lease sales, and (4) pursuing farm-in opportunities on lease positions that are about to expire.

          Focus leasehold efforts on continuing to convert non-operated acreage to operated acreage.    Through our non-operated positions, we intend to continue to broaden our operating experience by teaming with operators that we believe are some of the most active and knowledgeable in the Williston Basin. We believe that this approach also provides significant opportunities to expand our collective acreage position. Often a smaller non-operated position can grow into an operated position via further acquisitions or acreage trades. To date, we have significantly expanded our operated leasehold positions through such acquisitions and trades and plan to continue to do so.

Our Competitive Strengths

          We have the following competitive strengths that we believe will help us to successfully execute our business strategies:

          Vertically integrated business model reduces costs and increases flexibility.    The business relationship among TUSA, RockPile and Caliber offers an integrated approach to developing resources in the Williston Basin. We expect our integrated business model to lower the cost per barrel of production, reduce reliance upon third-party service providers, relieve challenging infrastructure constraints that exist in our area of operations, and ultimately improve our profitability.

          TUSA's acreage position, infrastructure access and development plan distinguish it from many of its peers.    TUSA boasts a consolidated acreage position in the core area of the Bakken play with access to infrastructure for all fluid logistics (e.g., crude oil, freshwater provision and saltwater disposal). Ease of access to Caliber's necessary infrastructure solutions as well as RockPile's on-demand and flexible completion services are key to pad development success and we believe that we are one of a select number of operators in the region that are developing nearly all assets under the pad drilling convention. In addition, TUSA has experienced improvements across all operational aspects, including significant decreases in spud-to-total-depth days and reductions in well downtime.

          Our size allows us to pursue a broader range of acquisition opportunities.    We believe that our size provides us with the opportunity to acquire smaller acreage blocks in the Williston Basin that may be less attractive to larger operators. Further, we believe that when some small private ventures struggle to secure funding to meet drilling costs, we will have additional opportunities for acquisitions at attractive prices from these companies. We believe that our acquisition of smaller acreage blocks should facilitate our objective of expanding our acreage position in our core area of the Williston Basin.

          Disciplined management coupled with experienced operations team with history of success.    Jon Samuels, our President and Chief Executive Officer, joined us in December 2009, and served as our Chief Financial Officer for over two years, following an earlier career as a member of an energy-focused investment management firm. Justin Bliffen serves as our Chief Financial Officer, after having served for two years as our Vice President and Executive Vice President of Finance. Prior to joining us, Mr. Bliffen served as an officer and Navy SEAL in the United States Navy and then moved to Goldman, Sachs & Co. where he was a vice president on the Crude Oil Derivatives Portfolio. We have assembled a seasoned operations team with significant Bakken experience. Our Subsurface Manager has over 30 years of experience, including 20 years of exploring and mapping the Williston Basin. Our Senior Reservoir Engineer and our Vice President of Land each have over 30 years of experience with U.S. oil and natural gas exploration and production, including recent years of experience in the Bakken. RockPile is led by a senior management team with over 200 combined years of oilfield services experience, including over 100 combined years of experience in the Williston Basin, gained at leading global oilfield service companies. Caliber is led by a customer-focused and experienced management team with a proven blend of technical, commercial, financial, land, and regulatory experience. By combining aggressive and capital market-savvy management with decades of operational experience across all business segments, we believe that we are well-equipped to prudently navigate the many financial and technical challenges faced by a growing energy company. Our Board of Directors consists of individuals with significant experience in the oilfield who provide guidance and leadership. Dr. Peter Hill, our Chairman and former Chief Executive Officer, has 40 years of oil and natural gas experience, including over 20 years with British Petroleum in a variety of roles including Chief Geologist, Chief of Staff for BP Exploration, President of BP Venezuela and Regional Director for Central and South America.

          Relationships with leading global energy investment firms.    Natural Gas Partners, or NGP, and First Reserve Corporation's FREIF have made significant investments in Triangle Petroleum Corporation and Caliber, respectively. By providing us with strategic guidance, financial flexibility, and broader access to opportunities, we believe our relationships with both firms will greatly enhance our ability to grow our asset base and cash flow. NGP is part of the investment platform of NGP Energy Capital Management, a premier investment franchise in the natural resources industry, which together with its affiliates has managed $13 billion in cumulative committed capital since inception. Founded in 1983, First Reserve Corporation is a leading global investment firm dedicated to the energy industry with over $23 billion of raised capital since inception. First Reserve's FREIF is a $1.23 billion fund focused on energy infrastructure investments, including contracted midstream assets. Since inception, FREIF has made six investments, five of which are in the form of joint ventures with strategic industry partners.

          RockPile is a promising source of strategic advantage, cost savings, and service revenues.    The Williston Basin is a resource-constrained region in terms of the availability of oilfield services, infrastructure and human capital, resulting in challenging operating conditions that are often amplified for relatively smaller operators such as us. Pressure pumping services are often limited in availability and quality. Such services also represent a key element in completing horizontal wells. Having control over this critical component of the value chain permits us to optimize the availability and timing of critical well completions. In controlling our largest cost center, RockPile's profits on TUSA operated wells reduce our consolidated cost of well completions, while RockPile's services to third-parties boost our consolidated revenues and earnings.

          Caliber's full-service fluid logistics platform offers advantages to our economics.    Caliber is focused on developing innovative, cost-effective, and efficient solutions to handle a producer's oil, natural gas, produced water, and fresh water transportation needs. TUSA is serving as Caliber's first and anchor customer, allowing for firm gas gathering and processing capacity as well as competitive rates on all fluid movement. We believe that Caliber can offer a full suite of services that is unlike many of its competitors in the Williston Basin and, as such, is well positioned to add additional third-party fluid volumes to its system, allowing producers to potentially reduce costs, environmental impacts and inefficiencies associated predominantly with trucking and the flaring of natural gas.

 Recent Developments

Fiscal Year 2014 Revised Budget and Guidance

          We are increasing our fiscal year 2014 capital expenditure budget to a range of $430 to $465 million from the previously announced budget of $245 million, primarily to support the cost associated with the Primary Acquisition and the Other Acquisitions, and increased operated and non-operated development programs. The development programs are increasing due to higher working interests in our operated wells from non-consenting working interest owners that choose not to participate in drilling costs, and the addition of more non-operated wells than previously anticipated.

          During the second quarter of fiscal year 2014, we drilled and completed 8 gross (6.1 net) operated wells. We expect average sales volumes for the second quarter of fiscal year 2014 to be 3,900 Boepd to 4,100 Boepd, which would be a 44%-51% quarter-over-quarter increase, with a 21-day exit rate of approximately 4,500 Boepd. We are increasing fiscal year 2014 production guidance as follows: average daily sold volumes range of 4,750 Boepd to 5,350 Boepd, a 33% increase over the previously announced guidance, with an estimated fiscal year 2014 21-day exit rate of 7,000 Boepd to 8,000 Boepd.

          The guidance above sets forth our management's best estimate based on the completion of the Primary Acquisition, current and anticipated market conditions and other factors. While our management believes that these estimates and assumptions are reasonable, they are inherently uncertain and are subject to, among other things, significant business, economic, regulatory, environmental and competitive risks and uncertainties that could cause actual results to differ materially from those that our management anticipates. See "Risk Factors" and "Cautionary Statements Regarding Forward-Looking Statements."

Amendment to Senior Credit Facility and Increase in Borrowing Base

          On July 31, 2013, TUSA entered into a first amendment to its Amended and Restated Credit Agreement to, among other things, increase its hedging capacity and make the necessary amendments to enable TUSA to enter into a second lien credit facility. Concurrent with the amendment, the borrowing base under the senior credit facility was increased to $165 million.

          As of July 31, 2013, our zero-cost collar hedge position was as follows:

	Volumes (Bopd)	Weighted-average floor price ($)	Weighted-average ceiling price ($)
Calendar Year 2013	3,350	$88.51	$104.11
Calendar Year 2014	2,723	83.38	99.99
Calendar Year 2015	500	80.00	94.50

Commitment for New Second-Lien Credit Facility

          On July 25, 2013, TUSA received a commitment letter and term sheet from Wells Fargo Energy Capital, Inc., or WFEC, with respect to a new second lien credit facility, or Second-Lien Credit Facility, with WFEC, as administrative agent, with an expected closing date or before September 30, 2013. The maximum credit available under the Second-Lien Credit Facility is expected to be $150 million, with an initial commitment of $60 million. All borrowings under the Second-Lien Credit Facility are expected to mature on October 11, 2018 (six months after the maturity of the TUSA senior secured credit facility). Borrowings under the Second-Lien Credit Facility are expected to bear interest, at TUSA's option, at either (i) LIBOR (subject to a floor), plus a margin of 7% or (ii) a base rate (subject to a floor), plus a margin of 6%. Additionally, the Second-Lien Credit Facility is expected to provide for an upfront fee of 1.25% of the initial commitment.

          This description of the Second-Lien Credit Facility is not complete and remains subject to final negotiation of the Second-Lien Credit Facility. Since the final terms of this facility have not been agreed upon, there is no guarantee that we will enter into a definitive Second-Lien Credit Facility on the terms described above or at all. WFEC's commitment to enter into the Second-Lien Credit Facility is subject to several conditions.

Private Issuance

          On August 6, 2013, we entered into a stock purchase agreement (the "Stock Purchase Agreement") with TIAA Oil and Gas Investments, LLC (an affiliate of Teachers Insurance and Annuity Association of America), or TOGI, pursuant to which we agreed to sell to TOGI 11,350,000 shares of our common stock at $7.20 per share for aggregate consideration of $81.7 million (the "Private Issuance").

          The completion of the Private Issuance is subject to the closing of the Primary Acquisition, the closing of this offering of common stock resulting in minimum proceeds to us of $50 million and the satisfaction of customary closing conditions. Further, pursuant to the Stock Purchase Agreement, at the closing of the transaction, we have agreed with TOGI to enter into a Rights Agreement (the "Rights Agreement"). Pursuant to the Rights Agreement, TOGI is entitled (a) to certain demand registration rights and unlimited piggyback registration rights under the Securities Act of 1933, as amended, for the shares of common stock acquired by TOGI, and (b) a pre-emptive right to acquire its pro rata share (based on its percentage ownership of our outstanding common stock) of any equity securities subsequently sold or issued by us. Pursuant to the Rights Agreement, we agreed that, if the aggregate amount paid to us by TOGI and certain of its affiliates as consideration for our shares of common stock exceeds $150 million, then TOGI will have the right to designate a director to serve on our board until TOGI no longer holds the lesser of at least 50% of the shares of our common stock purchased in the Private Placement and at least 10% of our outstanding common stock. TOGI has agreed that, for a period of 180 day after the closing of the Private Issuance, it will not sell, pledge or otherwise dispose of any of the shares it purchases in the Private Issuance without our prior written consent.

 THE OFFERING

Issuer	Triangle Petroleum Corporation
Common stock offered by us	15,000,000 shares, par value $0.00001 per share.
Over-allotment option	We have granted the underwriters a 30-day option to purchase up to an additional 2,250,000 shares of common stock if they sell more than 15,000,000 shares of common stock in this offering.
Common stock outstanding immediately after this offering*	71,817,826 shares.
Use of proceeds
We estimate that the net proceeds to be received by us from this offering will be approximately $ million after deducting underwriting discounts and commissions and estimated offering expenses, or approximately $ million if the underwriters exercise the over-allotment option in full.

We intend to use the net proceeds from the Private Issuance to fund the Primary Acquisition and our drilling and development program (including the development of the Acquired Properties). We intend to use the net proceeds from this offering to also fund our drilling and development program and to pursue select acquisition opportunities, and for other general corporate purposes, including working capital.
Dividend policy	We have not declared or paid any cash or other dividends on our common stock, and do not expect to declare or pay any cash or other dividends in the foreseeable future. See "Dividend Policy."
Risk factors
You should carefully read and consider the information beginning on page S-12 of this prospectus supplement set forth under the headings "Risk Factors" and all other information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference before deciding to invest in our common stock.
NYSE MKT symbol	"TPLM"

*
The number of shares to be outstanding after this offering is based on 56,817,826 shares of our common stock outstanding as of August 5, 2013 and excludes 4,093,586 additional shares that are authorized for future issuance under our stockholder approved equity incentive plans. An additional 6,000,000 shares of common stock may be issued to Jonathan Samuels, our Chief Executive Officer, pursuant to options granted to him on July 4, 2013 if (i) our stockholders approve his stock option agreement at our 2013 Annual Meeting of Stockholders and (ii) Mr. Samuels holds such options for the relevant vesting periods. Further, an additional 15,699,306 shares of common stock are issuable upon conversion of the convertible note held by an affiliate of Natural Gas Partners, with such convertible note having an outstanding principal balance of $125,594,455.08 as of June 30, 2013, at a conversion price of $8.00 per share.

 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF TRIANGLE

          The following table presents our summary historical consolidated financial data as of the dates and for the periods as indicated. The consolidated income statement and other consolidated financial data for each of the three fiscal years ended January 31, 2013, and the consolidated balance sheet data as of January 31, 2012 and January 31, 2013, have been derived from our consolidated financial data, which has been audited by our independent registered public accounting firm. The consolidated income statement and other consolidated financial data for the three months ended April 30, 2012 and April 30, 2013, and the consolidated balance sheet data as of April 30, 2013, have been derived from our unaudited interim consolidated financial data. The unaudited interim consolidated financial data has been prepared on a basis consistent with the audited consolidated financial data and, in the opinion of our management, includes all adjustments (including normal recurring accruals) necessary for a fair presentation of such data. Our results for the interim period are not necessarily indicative of results for a full year. Our historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K for the fiscal year ended January 31, 2013, our Form 10-Q for the fiscal quarter ended April 30, 2013, and our historical consolidated financial data and the accompanying notes thereto, each of which is incorporated by reference into this prospectus supplement.

	Fiscal years ended January 31,			Three months ended April 30,
	2011	2012	2013	2012	2013
	(in thousands)			(unaudited)
INCOME STATEMENT
REVENUE:
Oil and Natural Gas Sales	$564	$8,136	$39,614	$5,172	$21,060
Pressure Pumping Services	—	—	20,747	—	13,120
Other	—	—	340	69	114

Total Revenue	$564	$8,136	$60,701	$5,241	$34,294

OPERATING EXPENSES:
Oil and Gas Production	$172	$2,460	$8,210	$845	$4,697
Pressure Pumping	—	—	16,605	186	11,186
Depletion, Depreciation and Amortization	135	3,114	15,081	2,173	7,473
Accretion	250	167	183	83	8
General and Administrative	6,468	16,932	28,791	5,290	6,504
Foreign Exchange Loss (Gain)	(36)	22	1	—	—
Loss (Gain) on Sale of Assets	(1,006)	—	—	—	—
Ceiling Test Write-down on Oil and Gas Properties	14,917	10,416	—	—	—

Total Operating Expenses	$20,900	$33,111	$68,871	$8,577	$29,868

Total Other Income (Expense)	$59	$552	$(6,314)	$12	$785

Net Income (Loss) for the Period	$(20,277)	$(24,423)	$(14,484)	$(3,324)	$5,211

STATEMENT OF CASH FLOWS
Cash Provided by (Used in) Operating Activities	$(3,541)	$(12,766)	$2,763	$2,455	$8,282

Cash Used in Investing Activities	$(16,099)	$(111,046)	$(179,712)	$(33,610)	$(93,163)

Cash Provided by (Used in) Financing Activities	$72,534	$134,854	$141,250	$(1,393)	$106,212

	As of January 31,
			As of April 30, 2013
	2012	2013
			(unaudited)
BALANCE SHEET
ASSETS:
Cash and Cash Equivalents	$68,815	$33,117	$54,448

Total Current Assets	$78,803	$81,213	$114,956
Property and Equipment, net	6,873	36,560	46,695
Oil and Gas Properties, net	141,771	297,036	355,023
Equity Investment	—	11,768	21,364
Derivative Asset	—	—	363
Other Long-term Assets	2,397	1,745	2,178

Total Assets	$229,844	$428,322	$540,579

LIABILITIES:
Accounts Payable	3,429	37,043	18,512
Accrued Liabilities	14,997	37,919	53,698
Asset Retirement Obligation	1,540	2,949	2,783
Notes Payable and Credit Facilities	—	—	8,326

Total Current Liabilities	$19,966	$77,911	$83,319
Long-term Debt	—	148,023	193,373
Asset Retirement Obligations	83	474	394
Derivative Liabilities	—	292	—

Total Liabilities	$20,049	$226,700	$277,086

STOCKHOLDERS' EQUITY:
Common Stock	$—	$—	$—
Additional Paid-In Capital	314,200	323,642	380,302
Accumulated Deficit	(108,260)	(122,020)	(116,809)

Company Stockholders' Equity	205,940	201,622	263,493
Noncontrolling Interest in Subsidiary	3,855	—	—

Total Stockholders' Equity	$209,795	$201,622	$263,493
Total Liabilities and Stockholders' Equity	$229,844	$428,322	$540,579

RISK FACTORS

          Investing in our common stock involves a high degree of risk. Before purchasing our common stock, you should carefully consider the risks described below and in the accompanying prospectus, together with all other information contained in or incorporated by reference in this prospectus supplement, including the risks set forth under the heading "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended January 31, 2013 and any updates to those risk factors set forth in our Quarterly Reports on Form 10-Q or our Current Reports on Form 8-K incorporated herein. Please see "Certain Statements Regarding Forward-Looking Statements" and "Where You Can Find More Information" in this prospectus supplement. If any of the following risks, the risks set forth in the accompanying prospectus or the risks set forth under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended January 31, 2013 (including any updates to those risks) occur, our business, financial condition, results of operations or future growth could materially suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties, other than those we describe in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference, that are not presently known to us or that we currently believe are immaterial, may also adversely affect us.

Risks Relating to Our Business

We have identified material weaknesses in our internal controls that, if not properly corrected, could result in material misstatement in our financial statements.

          On April 17, 2013, our board of directors approved the audit committee's and management's recommendation that we file Amendment No. 1 on Form 10-Q/A (the "Amendment") to amend and restate our Quarterly Report on Form 10-Q for the three months ended October 31, 2012, which was filed with the U.S. Securities and Exchange Commission, or SEC, on December 10, 2012. The Amendment includes an error correction that eliminates $1.8 million of previously recognized pressure pumping income, pursuant to recognition exception rules set forth in Regulation S-X Rule 4-10(c)(6)(iv), as further discussed in Item 7 of our Annual Report on Form 10-K for the fiscal year ended January 31, 2013. Accordingly, we identified a material weakness in our controls over the accounting for pressure pumping income. Our control for the accounting for service income was not designed to consider all of the relevant accounting literature applicable to service income, including related party considerations as described in the Regulation S-X Rule 4-10(c)(6)(iv). This material weakness resulted in a material error in our accounting for pressure pumping income and a restatement of our previously issued quarterly financial statements for the three months ended October 31, 2012. As a result of this material weakness, our management concluded that our internal control over financial reporting and our disclosure controls and procedures were not effective as of April 30, 2013. We are in the process of implementing system and procedural changes to prevent these issues from recurring in fiscal year 2014. If we are not able to remedy the control deficiencies in a timely manner, or if other deficiencies arise in the future, we may be unable to provide holders of our securities with required financial information in a timely and reliable manner and we could be required to restate or correct our financial statements in the future.

Certain stockholders have significant influence on our major corporate decisions, including control over some matters that require stockholder approval, and could take actions that could be adverse to stockholders.

          In connection with the issuance and sale in July 2012 of our Convertible Note with an initial principal amount of $120.0 million, we entered into an Investment Agreement with NGP Triangle Holdings, LLC, or NGP, and its parent company. Pursuant to the Investment Agreement, NGP is entitled to designate one director to our board of directors until the occurrence of a "Termination Event" (as defined in the Investment Agreement). The Investment Agreement further provides that, for so long as at least 50% of the original principal amount is outstanding and held by NGP, we will not take certain actions without the prior written consent of NGP. In addition, pursuant to the Convertible Note, for so long as at least 50% of the original principal amount is outstanding and held by NGP, we have agreed to (i) obtain the prior written consent of NGP before submitting certain resolutions or matters to a vote of the stockholders, or (ii) require the approval of stockholders as would be required to approve such resolution or matter if the then-outstanding Convertible Note held by NGP had been converted into shares of common stock immediately prior to the record date for such meeting of stockholders and NGP had voted all of such shares of common stock against such resolution or matter. The Convertible Note is convertible into shares of common stock at an initial conversion price of $8.00 per share, which, based on the initial principal amount, would allow the Convertible Note to be converted into 15,000,000 shares of common stock plus any shares issuable upon the conversion of accrued interest.

          In March 2013, we sold to two affiliates of NGP 9,300,000 shares of our common stock in a private placement (the "NGP Private Placement"). In connection with the NGP Private Placement, we entered into an amendment to the Investment Agreement to modify the definition of "Termination Event," thereby strengthening NGP's board seat designation right. If NGP were to fully convert the Convertible Note on the date of this report, then NGP and its affiliates would hold approximately 34% of our outstanding shares of common stock.

          In August 2013, we sold to TOGI 11,350,000 shares of our common stock in a private placement. See "Summary — Recent Developments — Private Issuance."

          As a result of the foregoing, NGP has significant influence over us, our management, our policies and, under both the Investment Agreement, as amended, and following conversion of the Convertible Note as a significant stockholder, certain matters requiring stockholder approval. In addition, following the completion of this offering and the Private Issuance, TOGI will beneficially own shares of common stock representing approximately 13.6% of the combined voting power of our outstanding shares of common stock as of August 5, 2013, after giving effect for this offering and the Private Issuance. The interests of NGP, including in its capacity as a creditor, and TOGI may differ from the interests of our other stockholders, and the ability of NGP and TOGI to influence certain of our major corporate decisions may harm the market price of our common stock by delaying, deferring or preventing transactions that are in the best interest of all stockholders or discouraging third-party investors.

Risks Relating to This Offering

We have broad discretion in the use of our net proceeds from this offering and may not use them effectively.

          Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or increase the value of our common stock. Our stockholders may not agree with our management's choices in allocating and spending the net proceeds. These decisions could result in additional financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline. See "Use of Proceeds."

Investors in this offering may experience immediate and substantial dilution.

          The public offering price of the securities offered pursuant to this prospectus supplement may be substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of common stock in this offering, you may incur immediate and substantial dilution in the pro forma net tangible book value per share of common stock from the price per share that you pay for our common stock in this offering. If the holders of outstanding options exercise those options at prices below the public offering price, you will incur further dilution.

Non-U.S. holders of our common stock, in certain situations, could be subject to United States federal income tax upon the sale, exchange, or other disposition of our common stock.

          We believe that we are, and will remain for the foreseeable future, a United States real property holding corporation for United States federal income tax purposes. As a result, certain non-U.S. investors may be subject to United States federal income tax on gain from the disposition of shares of our common stock, in which case they would also be required to file United States tax returns with respect to such gain. Whether these rules apply depends on the amount of our common stock that such non-U.S. investors hold and whether, at the time they dispose of their shares, our common stock is regularly traded on an established securities market (such as the NYSE MKT) within the meaning of the applicable Treasury regulations. So long as our common stock is listed on the NYSE MKT, only a non-U.S. investor who has held, actually or constructively, more than 5% of our common stock may be subject to United States federal income tax on the disposition of common stock under these rules. See "U.S. Federal Income Tax Consequences to Non-U.S. Holders — Sale, Exchange or Other Disposition of Common Stock."

Risks Relating to the Primary Acquisition and the Other Acquisitions

The Primary Acquisition may not be completed within the expected timeframe, if at all, and the pendency of the Primary Acquisition could adversely affect our business and operations.

          Completion of the Primary Acquisition is subject to the satisfaction (or waiver) of a number of conditions, many of which are beyond our control and may prevent, delay or otherwise negatively affect its completion. We cannot predict when these conditions will be satisfied, if at all. Failure to complete the Primary Acquisition would, and any delay in completing the Primary Acquisition could, prevent us from realizing the anticipated benefits from the Primary Acquisition. Even if the conditions are satisfied and the Primary Acquisition is consummated, if the Primary Properties are not in the agreed upon condition, our business could be adversely affected following the Primary Acquisition. The Primary Acquisition is expected to close on or before August 28, 2013, although closing may occur at a later date, as permitted under the terms of the definitive agreements, or may not occur at all.

We may not realize the benefits of integrating the Acquired Properties.

          The integration of up to approximately 9,350 net acres of producing oil and gas properties into our operations will be a significant undertaking and will require significant resources, as well as attention from our management team. We could encounter difficulties in the integration process, such as the need to revisit assumptions about reserves, future production, revenues, capital expenditures and operating costs, including synergies, the loss of commercial relationships or the need to address unanticipated liabilities. If we cannot successfully integrate the Acquired Properties into our business, we may fail to realize the expected benefits of the Primary Acquisition and the Other Acquisitions.

Actual proved reserves of the Acquired Properties may be lower than we have initially estimated.

          This prospectus supplement contains our initial estimates of proved reserves of the Acquired Properties. These estimates were made by our internal engineering and professional staff based upon information furnished by the Seller or the various sellers of the Other Properties. Our estimates were based upon assumptions required by the SEC relating to oil and natural gas prices and costs in effect as of July 1, 2013. The process of estimating oil and natural gas reserves is complex and involves significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise. As we own these properties over time, we will have more information to evaluate the reserves attributable to the Acquired Properties, and our initial estimates may be revised accordingly. In addition, these estimates have not been audited by any independent engineering firm. Our independent engineers, in preparing our year-end 2014 reserve report, may not agree with our initial estimates of proved reserves of the Acquired Properties.

The historical and unaudited pro forma financial information included elsewhere in this prospectus supplement may not be representative of our results after the Primary Acquisition, and accordingly, you have limited financial information on which to evaluate us after the Primary Acquisition.

          The pro forma financial information included elsewhere in this prospectus supplement, which was prepared in accordance with Article 11 of the SEC's Regulation S-X, is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Primary Acquisition been completed at or as of the dates indicated, nor is it indicative of our future operating results or financial position after the Primary Acquisition. The pro forma financial information does not reflect future nonrecurring charges resulting from the Primary Acquisition. The unaudited pro forma condensed combined consolidated statement of operations does not reflect future events that may occur after the Primary Acquisition, including the potential realization of operating cost savings (synergies) or restructuring activities or other costs related to the planned integration of the Primary Properties, and do not consider potential impacts of current market conditions on revenues, expense efficiencies or asset dispositions. The pro forma financial information presented in this prospectus supplement is based in part on certain assumptions regarding the Primary Acquisition that we believe are reasonable under the circumstances. We cannot assure you that our assumptions will prove to be accurate over time.

We may fail to meet our production guidance or other expectations about our business, which would cause our stock price to decline.

          We have provided in the prospectus supplement guidance regarding our expected future production. Correctly identifying the key factors affecting business conditions and predicting future events is inherently an uncertain process. Our guidance is based in part on assumptions which include, but are not limited to, assumptions regarding:

  •
  the closing of the Primary Acquisition and the Other Acquisitions that have not yet closed;

  •
  well performance;

  •
  timing of well drilling and completions;

  •
  commodity prices continuing to support the economic development of our assets;

  •
  operating conditions (e.g., weather) permitting ongoing development activities; and

  •
  delays imposed by or resulting from compliance with regulatory requirements (e.g., flaring); and

  •
  facility or equipment availability and unexpected downtime.

          Such guidance may not be accurate and may vary from actual results due to our inability to meet our assumptions and the impact on our financial performance that could occur as a result of the various risks and uncertainties to our business as set forth in these risk factors and the risk factors included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2013. We offer no assurance that such guidance will ultimately be accurate, and investors should treat any such guidance with appropriate caution. If we fail to meet our guidance or if we find it necessary to revise such guidance, even if such failure or revision is seemingly insignificant, investors and analysts may lose confidence in us and the market value of our common stock could be materially adversely affected.

USE OF PROCEEDS

          We estimate that the net proceeds to be received by us from this offering will be approximately $              million after deducting underwriting discounts and commissions and estimated offering expenses, or approximately $              million if the underwriters exercise their over-allotment option in full. We intend to use the net proceeds from the Private Issuance to fund the Primary Acquisition and our drilling and development program (including the development of the Acquired Properties). We intend to use the net proceeds from this offering to also fund our drilling and development program and to pursue select acquisition opportunities, and for other general corporate purposes, including working capital.

CAPITALIZATION

          The following table presents a summary of our cash and cash equivalents and capitalization as of April 30, 2013:

  •
  on an actual basis;

  •
  on an as adjusted basis giving effect to the sale of 15,000,000 shares of common stock in this offering at the public offering price of $             per share, after deducting underwriting discounts and commissions and estimated offering expenses, and the application of the net proceeds of this offering of approximately $              million as described in "Use of Proceeds;" and

  •
  on an as further adjusted basis giving effect to the sale of 15,000,000 shares of common stock in this offering, the Private Issuance and the consummation of the Primary Acquisition and the Other Acquisitions as if they occurred on April 30, 2013.

          You should read the following table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" in our Form 10-Q for the fiscal quarter ended April 30, 2013 and our historical consolidated financial statements and the related notes thereto, each of which is incorporated by reference into this prospectus supplement.

	As of April 30, 2013
	(in thousands)
	Actual		As Adjusted		As Further Adjusted
Cash and cash equivalents	$54,448		$		$

Liabilities
Current Liabilities, including Short-term Borrowings on Credit Facilities	83,319	(a)		83,319		83,319
Long-term Borrowings on Credit Facilities	68,812	(b)		68,812		68,812
5% Convertible Note	124,561			124,561		124,561

Total Debt	276,692			276,692		276,692

Stockholders' equity
Common Stock ($0.00001 Par Value, 140,000,000 Shares Authorized; 56,414,709 Shares (Actual), 71,414,709 Shares (As Adjusted) and 83,089,709 Shares (As Further Adjusted) Issued and Outstanding)	$—			$—		$—
Additional Paid-in Capital	380,302
Accumulated Deficit	(116,809)			(116,809)		(116,809)

Total Stockholders' Equity	$263,493		$		$

Total Capitalization	$540,185		$		$

(a)
As of July 31, 2013, the Company estimates its current liabilities, including short-term borrowings on credit facilities to be approximately $93.0 million.

(b)
As of July 31, 2013, the Company estimates its long-term borrowings on credit facilities to be approximately $104.0 million, including approximately $96.0 million under the TUSA credit facility and approximately $8.0 million under the RockPile credit facility.

SELECTED HISTORICAL STATEMENT OF OPERATING REVENUES AND DIRECT OPERATING
EXPENSES RELATING TO THE PRIMARY PROPERTIES

          The following table sets forth the selected statements of operating revenues and direct operating expenses of the Primary Properties as of the dates and for the periods as indicated. The statements for the years ended December 31, 2012 and 2011 were prepared by the Seller based on carved-out financial information and data from the Primary Properties' historical accounting records and audited by the independent registered public accounting firm Ehrhardt Keefe Steiner & Hottman PC. Because the Primary Properties are not separate legal entities, the statements vary from a complete income statement in accordance with accounting principles generally accepted in the United States of America in that they do not reflect certain expenses that were incurred in connection with the ownership and operation of the Primary Properties including, but not limited to, general and administrative expenses, interest expense, and other indirect expenses. These costs were not separately allocated to the Primary Properties in the accounting records of the Seller. In addition, these allocations, if made using historical general and administrative structures, would not produce allocations that would be indicative of the historical performance of the Primary Properties had they been our properties due to the differing size, structure, operations and accounting policies of the Seller or us. The statements also do not include provisions for depreciation, depletion, amortization and accretion, as such amounts would not be indicative of the costs which we will incur upon the allocation of the purchase price paid for the Primary Properties. Furthermore, no balance sheet has been presented for the Primary Properties, because not all of the historical cost and related working capital balances are segregated or easily obtainable, nor has information about the Primary Properties' operating, investing and financing cash flows been provided for similar reasons. Accordingly, the statements are presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

          The statements for the three months ended March 31, 2013 and 2012 are unaudited. The unaudited interim statements have been prepared on a basis consistent with the audited statements and, in the opinion of our management, include all adjustments (including normal recurring accruals) necessary for a fair presentation of such data. The results for the interim period are not necessarily indicative of results for a full year.

          The selected statements of operating revenues and direct operating expenses of the Primary Properties should be read in conjunction with "Statements of Operating Revenues and Direct Operating Expenses of Properties to be Acquired by Triangle USA Petroleum Corporation," and the accompanying notes thereto, filed as Exhibit 99.3 to a Current Report on Form 8-K filed with the SEC on August 6, 2013, and incorporated by reference into this prospectus supplement.

	For the Years Ended December 31,		For the Three Months Ended March 31,
	2012	2011	2013	2012
			(unaudited)
OPERATING REVENUES:
Oil sales	$9,464,748	$414,607	$6,347,109	$409,184
Gas sales	51,476	1,939	22,666	18,049

Total operating revenues	9,516,224	416,546	6,369,775	427,233
DIRECT OPERATING EXPENSES:
Lease operating expense	1,338,933	17,861	1,047,561	33,054
Production taxes	1,088,882	47,745	730,111	47,534

Total direct operating expenses	2,427,815	65,606	1,777,672	80,588

OPERATING REVENUES IN EXCESS OF DIRECT OPERATING EXPENSES	$7,088,409	$350,940	$4,592,103	$346,645

SELECTED UNAUDITED CONDENSED CONSOLIDATED
PRO FORMA FINANCIAL DATA

          The following selected unaudited condensed consolidated pro forma financial data has been derived from "Unaudited Pro Forma Condensed Consolidated Financial Statements," and the accompanying notes thereto, which are incorporated by reference into this prospectus supplement. For a summary of the transactions to which the pro forma financial statements relate, see "Summary — Recent Developments — Acquisition of Williston Basin Properties."

          The selected unaudited pro forma condensed consolidated balance sheet as of April 30, 2013 is presented on a pro forma basis as if the acquisition of the Primary Properties had occurred on April 30, 2013. The selected unaudited pro forma condensed consolidated statement of operations and comprehensive income for the three months ended April 30, 2013, is presented on a pro forma basis as if the acquisition of the Primary Properties had occurred on February 1, 2012.

          The unaudited pro forma adjustments are based on certain assumptions that we believe are reasonable, which are described in the accompanying notes to the pro forma financial statements. Pro forma adjustments have been included only to the extent appropriate information is known, factually supportable, and reasonably available to us. The selected pro forma financial data is provided for illustrative purposes only and does not purport to represent what our actual consolidated results of operations or the consolidated financial position would have been had the Primary Acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position. Additionally, future results may vary significantly from the results reflected in the pro forma income statement due to normal production declines, changes in prices, future transactions, and other factors.

          The selected unaudited condensed consolidated pro forma financial data should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements," and accompanying notes thereto, filed as Exhibit 99.4 to a Current Report on Form 8-K filed with the SEC on August 6, 2013, and incorporated by reference into this prospectus supplement, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K for the fiscal year ended January 31, 2013, our Form 10-Q for the quarter ended April 30, 2013, our historical consolidated financial data, and the accompanying notes thereto, and "Statements of Operating Revenues and Direct Operating Expenses of Properties to be Acquired by Triangle USA Petroleum Corporation," and the accompanying notes thereto, filed as Exhibit 99.3 to a Current Report on Form 8-K filed with the SEC on August 6, 2013, and incorporated by reference into this prospectus supplement.

 Triangle Petroleum Corporation
Unaudited Pro Forma Condensed Consolidated Statement of Operations
and Comprehensive Income
For the Three Months Ended April 30, 2013
(amounts in thousands, except share data)

	Triangle Historical	Primary Properties	Pro Forma Adjustments	Triangle Pro Forma
REVENUES:
Oil and natural gas sales	$21,060	$6,370	$—	$27,430
Pressure pumping services	13,120	—	—	13,120
Other	114	—	—	114

Total revenues	34,294	6,370	—	40,664

EXPENSES:
Production taxes	2,444	730	—	3,174
Other lease operating expenses	2,216	1,048	—	3,264
Gathering, transportation and processing	37	—	—	37
Depletion, depreciation and amortization	7,473	—	1,602	9,075
Accretion of asset retirement obligations	8	—	2	10
Pressure pumping	11,186	—	—	11,186
General and administrative:
Stock-based compensation	1,595	—	—	1,595
Salaries and benefits	3,125	—	—	3,125
Other general and administrative	1,784	—	—	1,784

Total operating expenses	29,868	1,778	1,604	33,250

INCOME FROM OPERATIONS	4,426	4,592	(1,604)	7,414

OTHER INCOME (EXPENSE):
Income from derivative activities	1,212	—	—	1,212
Interest expense	(1,472)	—	—	(1,472)
Income from equity investment	596	—	—	596
Interest income	37	—	—	37
Other income (loss)	412	—	—	412

Total other income	785	—	—	785

NET INCOME BEFORE INCOME TAXES	5,211	4,592	(1,604)	8,199
Income tax provision	—	—	—	—

NET INCOME	$5,211	$4,592	$(1,604)	$8,199

Net income per common share outstanding — basic	$0.10			$0.13
Net income per common share outstanding — diluted	$0.10			$0.13
Weighted average common shares outstanding — basic	52,605,152			63,955,152
Weighted average common shares outstanding — diluted	53,003,901			64,353,900
COMPREHENSIVE INCOME:
Net income attributable to common stockholders	$5,211	$4,592	$(1,604)	$8,199
Other comprehensive income	—	—	—	—

Total comprehensive income	$5,211	$4,592	$(1,604)	$8,199

Triangle Petroleum Corporation
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of April 30, 2013
(amounts in thousands, except share data)

	Triangle Historical	Private Issuance	Pro Forma Adjustments for the Primary Acquisition	Triangle Pro Forma
ASSETS
CURRENT ASSETS:
Cash and equivalents	$54,448	$80,870	$(82,000)	$53,318
Deposits and prepaid expenses	1,497	—	—	1,497
Accounts receivable:
Oil and natural gas sales	11,888	—	—	11,888
Trade	37,978	—	—	37,978
Other	854	—	—	854
Investment in marketable securities	5,474	—	—	5,474
Derivative asset	1,160	—	—	1,160
Inventory	1,657	—	—	1,657

Total current assets	114,956	80,870	(82,000)	113,826

LONG-TERM ASSETS:
Oil and natural gas properties at cost, using the full cost method of accounting:
Unproved properties and properties under development, not being amortized	97,020	—	49,817	146,837
Proved properties	281,276	—	32,315	313,591

	378,296	—	82,132	460,428
Less: accumulated amortization	(23,273)	—	—	(23,273)

Net oil and natural gas properties	355,023	—	82,132	437,155

Pressure pumping equipment (less accumulated depreciation of $3.5 million at April 30, 2013)	27,934	—	—	27,934
Other property and equipment (less accumulated depreciation of $1.2 million at April 30, 2013)	18,761	—	—	18,761
Equity investment	21,364	—	—	21,364
Derivative asset	363	—	—	363
Other long-term assets	2,178	—	—	2,178

Total assets	$540,579	$80,870	$132	$621,581

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$18,512	$—	$91	$18,603
Accrued liabilities:
Exploration and development	44,324	—	—	44,324
Other	9,374	—	—	9,374
Notes payable	5,876	—	—	5,876
Short-term borrowings on Credit Facilities	2,450	—	—	2,450
Asset retirement obligations	2,783	—	—	2,783

Total current liabilities	83,319	—	91	83,410
LONG-TERM LIABILITIES:
Long-term borrowings on Credit Facilities	68,812	—	—	68,812
5% Convertible Note	124,561	—	—	124,561
Asset retirement obligations	394	—	132	526

Total liabilities	277,086	—	223	277,309

STOCKHOLDERS' EQUITY:
Common stock, $0.00001 par value, 140,000,000 shares authorized; 56,414,709 shares issued and outstanding at April 30, 2013	—	—	—	—
Additional paid-in capital	380,302	80,870	—	461,172
Accumulated deficit	(116,809)	—	(91)	(116,900)
Accumulated other comprehensive income	—	—	—	—

Total stockholders' equity	263,493	80,870	(91)	344,272

Total liabilities and stockholders' equity	$540,579	$80,870	$132	$621,581

DILUTION

          As of April 30, 2013, we had a net tangible book value of $263.5 million, or $4.67 per share. Net tangible book value represents our total tangible assets, less all liabilities, divided by the number of shares of our outstanding common stock. Without taking into account any changes in such net tangible book value after April 30, 2013, other than to give effect to our sale of 15,000,000 shares of common stock offered hereby (based on the public offering price of $             ), the pro forma net tangible book value per share at April 30, 2013 would have been $             . This amount represents an immediate increase in net tangible book value of $             per share to our current stockholders and an immediate decrease in net tangible book value of $             per share to new investors purchasing shares in this offering, as illustrated in the following table:

Public offering price per share			$
Net tangible book value per share as of April 30, 2013		$4.67
Increase per share attributable to this offering	$
As adjusted net tangible book value per share after this offering			$
Net tangible book value dilution per share to new investors in this offering			$

          If the underwriters' over-allotment option is exercised in full, the net tangible book value per share after giving effect to the offering would be $             and the dilution in net tangible book value per share to new investors would be $             .

          The following table summarizes, as of April 30, 2013, the difference between the number of shares purchased from us, the total cash consideration paid, and the average cash price per share paid by our existing stockholders and to be paid by new investors purchasing shares in this offering, before deducting underwriting discounts and commissions and estimated offering expenses:

	Shares Purchased			Total Consideration
Average Price per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors			%	$		%	$

Total		100.0%		$	100.0%

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

          Our common stock trades on the NYSE MKT under the symbol "TPLM."

          The following table sets forth the high and low bid prices per share of our common stock in each quarter from February 1, 2011 through August 5, 2013. Our fiscal year-end is January 31. The periods described below as Fiscal Year 2012, 2013 and 2014 are for the fiscal years ending January 31, 2012, 2013 and 2014, respectively. These prices represent interdealer quotations without retail markup, markdown or commission and may not necessarily represent actual transactions.

	Fiscal Year 2012
	High	Low
February 1, 2011 to April 30, 2011	$9.16	$6.84
May 1, 2011 to July 31, 2011	$7.79	$5.86
August 1, 2011 to October 31, 2011	$7.45	$3.29
November 1, 2011 to January 31, 2012	$7.38	$4.89

	Fiscal Year 2013
	High	Low
February 1, 2012 to April 30, 2012	$7.99	$5.54
May 1, 2012 to July 31, 2012	$6.38	$4.72
August 1, 2012 to October 31, 2012	$7.76	$5.65
November 1, 2012 to January 31, 2013	$6.62	$5.12

	Fiscal Year 2014
	High	Low
February 1, 2013 to April 30, 2013	$7.32	$4.85
May 1, 2013 to July 31, 2013	$7.93	$5.10
August 1, 2013 to August 5, 2013	$7.89	$7.20

          On August 5, 2013, the last reported sale price of our common stock on the NYSE MKT was $7.72 per share. As of August 5, 2013, we had 56,817,826 shares of common stock outstanding.

Holders of Record

          As of July 15, 2013, there were 26 holders of record of shares of our common stock.

DIVIDEND POLICY

          We have not declared or paid any cash or other dividends on our common stock and do not expect to declare or pay any cash or other dividends to stockholders in the foreseeable future as we intend to use cash flow generated by operations to develop our business. Any future determination to pay dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our Board of Directors deems relevant. In addition, our ability to pay dividends is limited by the terms of our debt instruments under certain circumstances.

DESCRIPTION OF CAPITAL STOCK

          The following description of our capital stock, together with the additional information we include in any related free writing prospectuses, summarizes the material terms and provisions of our common stock that we may offer under this prospectus supplement. The following summary of our common stock is subject in all respects to the applicable provisions of the Delaware General Corporation Law, or the "DGCL", our certificate of incorporation, or our "charter", and our bylaws.

General

          We are authorized to issue up to 140,000,000 shares of common stock with a par value of $0.00001.

Preferred Stock

          Currently, we are not authorized to issue any shares of preferred stock. If approved by our stockholders at our annual meeting scheduled to be held on August 30, 2013, our Board of Directors will have the authority, without further stockholder approval, to issue 40,000,000 shares of preferred stock, par value $0.00001 per share, from time to time in one or more series and, within the limitations in our charter, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of preferred stock.

          The issuance of preferred stock, while providing us with flexibility in connection with possible acquisitions and other corporate purposes, could reduce the relative voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments or payments upon liquidation.

          Shares of preferred stock could be issued in a financing in which investors purchase preferred stock with rights, preferences and privileges that may be superior to those of our common stock. We could also use the authorized preferred stock for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments.

          Our Board of Directors has represented that, if the preferred shares are approved, it will not, without prior stockholder approval, approve the issuance or use of any of the preferred stock for any defensive or anti-takeover purpose or for the purpose of implementing any stockholder rights plan. Within these limits, as well as others imposed by applicable law and the NYSE MKT rules, our Board of Directors may approve the issuance or use of preferred stock for capital raising, financing and acquisition needs or opportunities that has the effect of making an acquisition of us more difficult or costly, as could also be the case if our Board of Directors were to issue additional shares of common stock.

Voting Rights

          Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of our common stock will not have the right to cumulate votes in elections of directors. As a result, the holders of our common stock entitled to exercise more than 50% of the voting rights in an election of directors can elect 100% of the directors to be elected in a particular year if they choose to do so. In such event, the holders of the remaining common stock voting for the election of directors will not be able to elect any persons to our board of directors.

Liquidation Rights

          Upon our liquidation, dissolution and winding up, the holders of our common stock are entitled to share ratably in our assets which are legally available for distribution after payment of all debts and other liabilities.

Dividend Rights

          Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

Other Rights

          Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are, and any shares of common stock that we sell in any offering will be, duly authorized, validly issued, fully paid and nonassessable, which means that holders of our common stock will have paid their purchase price in full and we may not require them to pay additional funds.

Business Combinations

          Under the DGCL the approval by the affirmative vote of the holders of a majority of the outstanding stock (or, if the certificate or articles of incorporation, as the case may be, provides for more or less than one vote per share, a majority of the votes of the outstanding stock) of a corporation entitled to vote on the matter is required for a merger or consolidation or sale, lease or exchange of all or substantially all the corporation's assets to be consummated. Our charter does not provide for a required vote that is different than is required in its respective jurisdiction.

State Takeover Legislation

          DGCL Section 203 (the "Delaware Business Combination Law"), in general, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless:

  •
  prior to such time the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans; or

  •
  at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote at a stockholders' meeting of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

          The term "business combination" is defined to include, among other transactions between an interested stockholder and a corporation or any direct or indirect majority owned subsidiary thereof, a merger or consolidation; a sale, lease, exchange, mortgage, pledge, transfer or other disposition (including as part of a dissolution) of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; certain transactions that would result in the issuance or transfer by the Company of any of its stock to the interested stockholder; certain transactions that would increase the interested stockholder's proportionate share ownership of the stock of any class or series of the corporation or such subsidiary; and any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any such subsidiary.

          In general, and subject to certain exceptions, an "interested stockholder" is any person who is the owner of 15% or more of the outstanding voting stock of the corporation, an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at anytime within three years immediately prior to the relevant date, or the affiliates and associates of such person. The term "owner" is broadly defined to include any person that individually or with or through such person's affiliates or associates, among other things, beneficially owns such stock, or has the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote such stock pursuant to any agreement or understanding, or has an agreement or understanding with the beneficial owner of such stock for the purpose of acquiring, holding, voting or disposing of such stock.

          The restrictions of the Delaware Business Combination Law do not apply to corporations that have elected, in the manner provided therein, not to be subject to the Delaware Business Combination Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders. We have not opted out of the Delaware Business Combination Law.

Appraisal or Dissenter's Rights

          Under the DGCL, except as otherwise provided by the DGCL, stockholders of a constituent corporation in a merger or consolidation have the right to demand and receive payment of the fair value of their stock in a merger or consolidation. However, except as otherwise provided by the DGCL, stockholders do not have appraisal rights in a merger or consolidation if, among other things, their shares are:

  •
  listed on a national securities exchange; or

  •
  held of record by more than 2,000 stockholders;

and, in each case, the consideration such stockholders receive for their shares in a merger or consolidation consists solely of:

  •
  shares of stock of the corporation surviving or resulting from such merger or consolidation;

  •
  shares of stock of any other corporation that at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders;

  •
  cash in lieu of fractional shares of the corporations described in the two immediately preceding bullet points; or

  •
  any combination of shares of stock and cash in lieu of fractional shares described in the three immediately preceding bullet points.

Amendments to Charter

          Under the DGCL, unless a corporation's certificate of incorporation requires a greater vote, a proposed amendment to the certificate of incorporation requires an affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon and a majority of the voting power of the outstanding stock of each class entitled to vote thereon. Our charter does not require a greater vote. The approval of the holders of a majority of the outstanding shares of any class of capital stock of a corporation, voting separately as a class, is required under the DGCL to approve a proposed amendment to a corporation's certificate of incorporation, whether or not entitled to vote on such amendment by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class (except as provided in the last sentence of this paragraph), increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. For this purpose, if a proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment would be entitled to vote as a separate class on the amendment. Accordingly, a proposed amendment the adverse effect of which on the powers, preferences or special rights of any series of stock does not differ from its adverse effect on the powers, preferences or special rights of any other series of stock would not entitle such series to vote as a class separately from the other series of stock. The authorized number of shares of any class of stock may be increased or decreased (but not below the number of shares of such class outstanding) by the requisite vote described above if so provided in the original certificate of incorporation or in any amendment thereto that created such class of stock or that was adopted prior to the issuance of any shares of such class, or in an amendment authorized by a majority vote of the holders of shares of such class. Our charter does not include any provision requiring greater than a majority of votes to amend our charter, other than provisions relating to (i) amending the bylaws; (ii) removing directors from office; (iii) stockholder action by written consent; (iv) calling a special meeting of stockholders; (v) the number of directors fixed by the bylaws; or (vi) amending the charter, each of which requires approval by 66 2/3% of the voting power of the shares entitled to vote in connection with the election of directors.

Amendments to Bylaws

          Under the DGCL, the power to adopt, alter and repeal bylaws of a corporation is vested in its stockholders, except to the extent that a corporation's certificate of incorporation vests concurrent power in our board of directors or the bylaws state otherwise. Both our charter and our bylaws may be altered or amended by a majority vote of our board of directors or by the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares entitled to vote in connection with the election of directors.

Stockholder Action

          Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than a majority of the voting power or the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted. Our charter provides that stockholder action by written consent can only be taken if the consent is signed by all the holders of our outstanding common stock entitled to vote thereon.

          Under the DGCL, directors of a corporation are generally elected by a plurality of the votes cast by the stockholders entitled to vote at a stockholders' meeting at which a quorum is present. Our bylaws provide that a nominee for director may be elected to our board of directors only if the votes cast for such nominee's election exceed the votes cast against such nominee's election (commonly referred to as "majority voting"), except where the number of nominees exceeds the number of directors to be elected, in which case directors shall be elected by a plurality of the votes cast. We have also adopted a policy requiring incumbent directors who do not receive a majority vote in an uncontested election (i.e., where the number of nominees is the same as the number of directors to be elected) to tender his or her resignation to the Nominating and Corporate Governance Committee, which will then make a recommendation to our entire board of directors as to whether to accept or reject the resignation based on factors deemed relevant by the Nominating and Corporate Governance Committee including, without limitation, the stated reason or reasons why stockholders voted against such director's re-election, the qualifications of the director (including, for example, whether the director serves on the audit committee of our board of directors as an "audit committee financial expert" and whether there are one or more other directors qualified, eligible and available to serve on the audit committee in such capacity), and whether the director's resignation from our board of directors would be in the best interests of the company and its stockholders. A copy of the form of director resignation policy is attached as Annex D to our Definitive Proxy Statement filed with the SEC on October 15, 2012.

          With respect to matters other than the election of directors, unless a greater number of affirmative votes is required by the statute or the corporation's certificate of incorporation, if a quorum exists, action on any matter is generally approved by the stockholders if the votes cast by the holders of the shares represented at the meeting and entitled to vote on the matter favoring the action exceed the votes cast opposing the action. In the case of a merger, the affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote is required under the DGCL.

          Our bylaws provide that matters brought before the stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the total number of votes of the Corporation's capital stock represented at the meeting and entitled to vote on such matter, voting as a single class.

Quorum

          Our bylaws provide that one-third of the outstanding shares, present in person or represented by proxy, will constitute a quorum at the meeting.

Nomination Procedures and Stockholder Proposals

          Our bylaws require that nominations (other than by our board of directors or a nominating committee) for the election of directors at a meeting of stockholders must be made by written notice, delivered or mailed by us first class mail not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

Special Stockholder Meetings

          The DGCL provides that a special meeting of stockholders may be called by our board of directors or by such person or persons as may be authorized by the certificate of incorporation or the bylaws. Our charter and bylaws provide that a special meeting of stockholders may be called by the Chairman of the Board, the President, the Secretary or any Assistant Secretary and shall be called by any such officer at the request in writing of our board of directors or a committee designated by our board of directors. Our charter specifically denies stockholders the ability to call a special meeting of stockholders. The DGCL and our bylaws require that a notice of stockholders meeting be delivered to stockholders not less than ten days or more than 60 days before the meeting. The notice must state the place, if any, day and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date of determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting and the purpose for which the meeting is called.

Size of Our Board of Directors; No Classification of Our Board of Directors

          The DGCL permits the certificate of incorporation or the bylaws of a corporation to contain provisions governing the number and terms of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, such number may not be changed without amending the certificate of incorporation. The DGCL permits the certificate of incorporation of a corporation or a bylaw adopted by the stockholders to provide that directors be divided into one, two or three classes, with the term of office of one class of directors to expire each year. Our charter and our bylaws do not provide for a classified board. The DGCL also permits the certificate of incorporation to confer upon holders of any class or series of stock the right to elect one or more directors to serve for such terms and have such voting powers as are stated in the certificate of incorporation, and the terms of office and voting powers of directors so elected may be greater or less than those of any other director or class of directors. No such provisions are contained in our charter. Our bylaws provide for a board of directors of not less than three nor more than fifteen members, to be elected for a one-year term. Within this range, the exact number of directors may be fixed from time to time by resolution of the our board of directors.

Removal of Directors

          Unless the certificate of incorporation provides otherwise, the DGCL provides that a director or directors may be removed with or without cause by the holders of a majority in voting power of the shares then entitled to vote at an election of directors, except that members of a classified board of directors may be removed only for cause. Our charter provides that any director or the entire board of directors may be removed from office only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of our issued and outstanding capital stock entitled to vote in the election of directors.

Vacancies

          Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation or bylaws, vacancies on a board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. In addition, if, at the time of the filling of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board of directors (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

          Our bylaws provide that any vacancies on our board of directors caused by death, resignation, removal or otherwise and newly created directorships resulting from an increase in the number of directors shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by the sole remaining director. Our bylaws also provide that any directors chosen to fill a vacancy on our board of directors or newly created directorships will serve for the remainder of the full term of the class for which such director was chosen and until his successor shall be duly elected and shall have qualified.

Transfer Agent and Registrar

          The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Listing

          Our common stock is currently quoted on the NYSE MKT under the symbol "TPLM."

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

          The following is a summary of United States federal income tax consequences generally applicable to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock acquired pursuant to this offering. The following summary is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect. State, local, estate, and non-United States tax consequences are not summarized, nor are tax consequences to special classes of investors, including certain expatriates, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid United States federal income, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities or arrangements classified as partnerships for United States federal income tax purposes, dealers in securities, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who have acquired our common stock as compensation or otherwise in connection with the performance of services, or persons that will hold our common stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to non-U.S. holders who will hold our common stock as "capital assets" (generally, property held for investment). Each potential investor should consult its tax advisor as to the United States federal, state, local, non-United States and any other tax consequences of the purchase, ownership and disposition of our common stock.

          You are a non-U.S. holder if you are a beneficial owner of our common stock for United States federal income tax purposes that is neither an entity or arrangement treated as a partnership for United States federal income tax purposes nor (i) a citizen or individual resident of the United States; (ii) a corporation (or other entity that is taxable as a corporation) created or organized in the United States or under the laws of the United States or of any State (or the District of Columbia); (iii) an estate if the income of such estate falls within the federal income tax jurisdiction of the United States regardless of the source of such income; nor (iv) a trust (a) if a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust, or (b) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

          If an entity or arrangement classified as a partnership for United States federal income tax purposes holds our common stock, the tax consequences to a partner relating to an investment in our common stock will generally depend upon the status of the partner and the activities of the partnership. If you are treated as a partner in such an entity or arrangement holding our common stock, you should consult your tax advisor as to the particular United States federal income tax consequences applicable to you.

          EACH NON-U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISER REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL, AND NON-UNITED STATES INCOME AND OTHER TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK.

Dividends

          Distributions with respect to our common stock will be treated as dividends when paid to the extent of our current or accumulated earnings and profits as determined for United States federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits as determined under United States federal income tax principles, the excess will be treated first as a return of capital to the extent of a holder's adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below in "— Sale, Exchange or Other Disposition of Common Stock."

          Generally, distributions treated as dividends paid to a non-U.S. holder with respect to our common stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty. Distributions that are effectively connected with such non-U.S. holder's conduct of a trade or business in the United States (and, if required by an applicable tax treaty, are attributable to a United States permanent establishment of such holder) are generally subject to United States federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected distributions received by a non-U.S. holder that is a classified as a corporation for United States federal income tax purposes may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or such lower rate as may be applicable under an income tax treaty.

          Because we believe that we are and will remain for the foreseeable future a United States real property holding corporation, as described below in "— Sale, Exchange or Other Disposition of Common Stock," a distribution that is not treated as a dividend because it exceeds our current and accumulated earnings and profits paid to a non-U.S. holder with respect to our common stock may be subject to a U.S. withholding tax at a rate of at least 10% or such lower rate as may be specified by an applicable income tax treaty.

          Generally, to claim the benefit of any applicable United States tax treaty or an exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, you must provide a properly executed Internal Revenue Service, or IRS, Form W-8BEN for treaty benefits or IRS Form W-8ECI for effectively connected income (or such successor form as the IRS designates), before the distributions are made. These forms must be periodically updated. If you are a non-U.S. holder, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisers regarding their entitlement to benefits under an applicable income tax treaty and the specific manner of claiming the benefits of the treaty.

Sale, Exchange or Other Disposition of Common Stock

          A non-U.S. holder will generally not be subject to United States federal income tax on gain realized on a sale, exchange or other disposition of our common stock unless:

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition and meets certain other conditions;

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; or

  •
  we are or have been a "United States real property holding corporation" (as defined below), at any time within the five-year period preceding the disposition or the non-U.S. holder's holding period, whichever period is shorter, and either (i) our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale, exchange or disposition occurs or (ii) the non-U.S. holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. holder's holding period, whichever period is shorter, more than 5% of our common stock.

          Generally, a corporation is a United States real property holding corporation if the fair market value its "U.S. real property interests," as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are and will remain for the foreseeable future a United States real property holding corporation. Our common stock is currently listed on the NYSE MKT and we believe that, for as long as we continue to be so listed, our common stock will be treated as regularly traded on an established securities market.

          If our common stock ceased to be regularly traded on an established securities market, a non-U.S. holder generally would be subject to United States federal income tax on any gain from the disposition of our common stock and transferees of our stock would generally be required to withhold 10% of the gross proceeds payable to the transferor. The gain would be subject to regular United States federal income tax as if the non-U.S. holder were a United States resident, and a non-U.S. holder would be required to file a United States tax return with respect to such gain. Regardless of whether our common stock is regularly traded on an established securities market, a non-U.S. holder that has owned, or is deemed to have owned, at any time within the shorter of the five-year period preceding the disposition of our common stock or the non-U.S. holder's holding period, more than 5% of our common stock, generally will be subject to United States federal income tax on any gain from the disposition of our common stock. The gain will be subject to regular United States federal income tax as if the non-U.S. holder were a United States resident, and a non-U.S. holder will be required to file a United States tax return with respect to such gain.

          An individual non-U.S. holder described in the first bullet point above is subject to United States federal income tax on the non-U.S. holder's capital gain (including gain from the sale of common stock, net of applicable United States source losses incurred on sales or exchanges of other capital assets during the year) at a flat rate of 30% (or such lower rate as may be specified by an applicable tax treaty).

          Gain described in the second bullet point above will generally be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Information Reporting and Backup Withholding

          Payment of dividends, and the tax withheld with respect thereto, is subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Under the provisions of an applicable income tax treaty or agreement, copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor a Form W-8BEN (or other applicable form), or otherwise establish an exemption and the payor does not have actual knowledge or reason to know that the holder is a United States person, as defined under the Code, that is not an exempt recipient.

          Payment of the proceeds of a sale, exchange or disposition of our common stock within the United States or conducted through certain U.S.-related financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding, unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on Form W-8BEN (or other applicable form), or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know the holder is a United States person, as defined under the Code, that is not an exempt recipient.

          Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder is allowable as a credit against such non-U.S. holder's United States federal income tax, which may entitle the non-U.S. holder to a refund, provided that the non-U.S. holder timely provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a non-U.S. holder who is required to furnish information but does not do so in the proper manner. Non-U.S. holders should consult their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Foreign Account Tax Compliance Act

          Recent legislation known as the Foreign Account Tax Compliance Act and existing regulations and guidance issued thereunder will require, after June 30, 2014, withholding at a rate of 30% on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners," which we will in turn provide to the Internal Revenue Service. Non-U.S. holders are urged to consult with their tax advisors regarding the possible implications of the legislation on their investment in common stock.

UNDERWRITING

          Subject to the terms and conditions set forth in an underwriting agreement, we have agreed to sell to the underwriters named below, for whom Wells Fargo Securities, LLC is acting as representative, have severally and not jointly agreed to purchase, the respective number of shares of common stock appearing opposite their names below:

Underwriter	Number of Shares
Wells Fargo Securities, LLC
Simmons & Company International

Total	15,000,000

          All of the shares to be purchased by the underwriters will be purchased from us.

          The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions. The underwriters are obligated to purchase all of the shares of common stock (other than those covered by the over-allotment option to purchase additional shares of common stock described below) if they purchase any of the shares. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters reserve the right to withdraw, cancel or modify the offer to reject orders in whole or in part.

Option to Purchase Additional Common Shares

          We have granted a 30-day option to the underwriters to purchase up to a total of 2,250,000 additional shares of common stock from us at the public offering price less the underwriting discounts and commissions per share, as set forth on the cover page of this prospectus, and less any dividends or distributions declared, paid or payable on the shares that the underwriters have agreed to purchase from us but that are not payable on such additional shares. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of common stock in proportion to their respective commitments set forth in the prior table.

Discount and Expenses

          Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus and to certain dealers at that price less a concession of not more than $             per share. After the initial offering, the public offering price and concession to dealers may be changed.

          The following table summarizes the compensation to be paid to the underwriters by us:

Total
	Per share	Without over-allotment	With over-allotment
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

          We estimate that the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $1.0 million.

Indemnification of Underwriters

          The underwriting agreement provides that we will indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

          We and our officers and directors and certain entities that are beneficial owners of our common stock have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the representative, directly or indirectly, issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock, preferred stock or other capital stock, collectively referred to as our Capital Stock, or any securities convertible into or exercisable or exchangeable for such stock, make any demand for or exercise any right or file or cause to be filed any registration statement under the Securities Act of 1933, as amended, or any amendments to a registration statement, with respect to any of the foregoing or enter into any swap or any other agreement, arrangement or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our Capital Stock or any securities convertible into or exerciseable or exchangeable for such stock, except for the sale of shares of common stock to the underwriters in this offering, issuance of shares, and options to purchase shares, of our common stock and restricted stock units pursuant to stock option plans, stock purchase or other equity incentive plans or any dividend reinvestment plan, as those plans are in effect on the date of the prospectus supplement, issuance of shares of our common stock upon the exercise of stock options issued under stock option or other equity incentive plans referred to in the foregoing, as those plans are in effect on the date of the prospectus supplement, upon the exercise of warrants or convertible securities outstanding on the date of this prospectus supplement, as those warrants and convertible securities are in effect on the date of this prospectus supplement, issuance of shares of common stock to TIAA in connection with the Private Placement and certain transfers of our Capital Stock or any securities convertible into or exchangeable or exercisable for such stock, in the case of officers or directors, in the form of bona fide gifts, intra family transfers and transfers related to estate planning matters, and in the case of a partnership or a limited liability company, to a partner or member. In addition, during the 90-day restricted period, we may, in the case of certain officers and directors, establish any 10b5-1 plan provided that no sales are made under such plans during the 90-day restricted period. Notwithstanding the foregoing, if (1) during the last 17 days of such 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of such 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the foregoing restrictions shall continue to apply until the expiration of the 18-day period beginning on the date of issuance of the earnings release or the occurrence of the material news or material event; provided, however, that this sentence will not apply if, as of the expiration of the restricted period, our common stock is an "actively-traded security" as defined in Regulation M. Further, sales under the 10b5-1 plans currently in effect for Messrs. Samuels and Hill are expressly excluded from their lock-up agreements. The representative has advised us that it does not have any present intent to release the lock-up agreements prior to the expiration of the applicable restricted period.

Stabilization

          In order to facilitate this offering of our shares of common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our shares of common stock. Specifically, the underwriters may sell more shares of common stock than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares of common stock available for purchase by the underwriters under the option to purchase additional shares of common stock. The underwriters may close out a covered short sale by exercising the option to purchase additional shares of common stock or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out a covered short sale, the underwriters may consider, among other things, the market price of shares of common stock compared to the price payable under the option to purchase additional shares of common stock. The underwriters may also sell shares of common stock in excess of their option to purchase additional shares of common stock, creating a naked short position. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock in the open market after the date of pricing of this offering that could adversely affect investors who purchase in this offering.

          As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of our shares of common stock, so long as stabilizing bids do not exceed a specified maximum. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing shares of common stock in this offering if the underwriting syndicate repurchases previously distributed shares of common stock to cover syndicate short positions or to stabilize the price of the shares of common stock.

          The foregoing transactions, if commenced, may raise or maintain the market price of our shares of common stock above independent market levels or prevent or retard a decline in the market price of the shares of common stock.

          The foregoing transactions, if commenced, may be effected on the NYSE MKT otherwise. Neither we nor any of the underwriters makes any representation that the underwriters will engage in any of these transactions and these transactions, if commenced, may be discontinued at any time without notice. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of the effect that the transactions described above, if commenced, may have on the market price of our common stock.

Electronic Distribution

          This prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares of common stock for sale to their online brokerage account holders. The common stock will be allocated to underwriters that may make Internet distributions on the same basis as other allocations. In addition, common stock may be sold by the underwriters to securities dealers who resell common stock to online brokerage account holders.

          Other than this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference in electronic format, information contained in any website maintained by an underwriter is not part of this prospectus supplement, the accompanying prospectus, the documents incorporated herein by reference or registration statement of which the prospectus supplement forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase common stock. The underwriters are not responsible for information contained in websites that they do not maintain.

Relationship with the Underwriters

          From time to time, the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. An affiliate of Wells Fargo Securities, LLC is a lender under our senior credit facility and is expected to be a lender under the Second-Lien Credit Facility. In addition, an affiliate of Wells Fargo Securities, LLC is also a lender under RockPile's credit facility. Simmons & Company

International served as our advisor in connection with the Private Issuance and will receive a customary fee for its services.

Sales Outside the United States

  European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), no offer of shares may be made to the public in that Relevant Member State other than:

            A.      to any legal entity which is a qualified investor as defined in the Prospectus Directive;

            B.      to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

            C.      in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

          Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

          We and our affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

          This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

          For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

  United Kingdom

          This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive ("qualified investors") that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as "relevant persons"). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This offering memorandum and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

          The distribution of this prospectus in the United Kingdom to anyone not falling within the above categories is not permitted and may contravene the Financial Services and Markets Act of 2000. No person falling outside those categories should treat this prospectus as constituting a promotion to him, or act on it for any purposes whatever. Recipients of this prospectus are advised that we, the underwriters and any other person that communicates this prospectus are not, as a result solely of communicating this prospectus, acting for or advising them and are not responsible for providing recipients of this prospectus with the protections which would be given to those who are clients of any aforementioned entities that is subject to the Financial Services Authority Rules.

  Switzerland

          The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

          Neither this document nor any other offering or marketing material relating to the offering, us or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

LEGAL MATTERS

          The validity of our common stock offered by this prospectus supplement will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Houston, Texas. Certain legal matters with respect to this offering will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas.

EXPERTS

          The statements of operating revenues and direct operating expenses of properties to be acquired by Triangle USA Petroleum Corporation have been incorporated by reference herein in reliance upon the report of Ehrhardt Keefe Steiner & Hottman PC, independent registered public accounting firm, which report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. Such reports and other information can be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington, D.C. address. Please call the SEC at 1-800-SEC-0330 for further information. Our filings are also available to the public at the SEC's Internet website at http:// www.sec.gov. In addition, documents filed by us can be inspected at the offices of the NYSE Amex, 20 Broad Street, New York, New York 10002. We maintain an Internet website at http://www.trianglepetroleum.com. On the Investor Relations page of that site, we provide access to our SEC filings free of charge as soon as reasonably practicable after filing with the SEC. The information on our Internet website is not incorporated in this prospectus supplement or the accompanying prospectus by reference and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

          The SEC allows us to "incorporate by reference" into this prospectus supplement and the accompanying prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (other than information furnished under Items 2.02 or 7.01 of any Form 8-K, which is not deemed filed under the Exchange Act):

  •
  our annual report on Form 10-K and Form 10-K/A for the fiscal year ended January 31, 2013, as filed with the SEC on May 1, 2013 and May 31, 2013, respectively;

  •
  our quarterly report on Form 10-Q for the fiscal quarter ended April 30, 2013, as filed with the SEC on June 10, 2013; and

  •
  our current reports on Form 8-K, as filed with the SEC on January 4, 2013, February 14, 2013, March 1, 2013, March 4, 2013, March 13, 2013, April 17, 2013, April 18, 2013, June 20, 2013, July 10, 2013, August 5, 2013 and August 6, 2013 (in each case excluding Items 2.02 or 7.01, which have been "furnished" but not "filed" for purposes of the Exchange Act).

          We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to the Chief Financial Officer at Triangle Petroleum Corporation, 1200 17th Street, Suite 2600, Denver, Colorado 80202 or by calling us at (303) 260-7125.

Appendix A

GLOSSARY OF OIL AND NATURAL GAS TERMS

          The following is a description of the meanings of some of the oil and natural gas industry terms used in this prospectus supplement and the accompanying prospectus.

          2-D seismic or 3-D seismic.    Geophysical data that depicts the subsurface strata in two dimensions or three dimensions, respectively. 3-D seismic typically provides a more detailed and accurate interpretation of the subsurface strata than 2-D seismic

          AMI.    Area of mutual interest.

          Basin.    A large natural depression on the earth's surface in which sediments generally brought by water accumulate.

          Bbl.    One stock tank barrel, or 42 U.S. gallons liquid volume, used in this prospectus in reference to crude oil or other liquid hydrocarbons.

          Boe.    Barrels of oil equivalent, with six thousand cubic feet of natural gas being equivalent to one barrel of oil.

          Boepd.    Boe per day.

          Completion.    The process of treating a drilled well followed by the installation of permanent equipment for the production of oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

          Condensate.    Liquid hydrocarbons associated with the production of a primarily natural gas reserve.

          Developed reserves.    Reserves of any category that can be expected to be recovered through existing wells with existing equipment and operating methods or for which the cost of required equipment is relatively minor when compared to the cost of a new well.

          Dry hole.    A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

          Farm-in or farm-out.    An agreement under which the owner of a working interest in an oil and natural gas lease assigns the working interest or a portion of the working interest to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a "farm-in" while the interest transferred by the assignor is a "farm-out."

          Field.    An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

          Formation.    A layer of rock which has distinct characteristics that differ from nearby rock.

          Horizontal well.    A well that is drilled vertically to a certain depth and then drilled at a right angle within a specific interval.

          Gross acres or gross wells.    The total acres or wells, as the case may be, in which a working interest is owned.

          Mcf.    Thousand cubic feet of natural gas.

          Mcfpd.    Mcf per day.

A-1

          Mcfe.    Thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

          Mmcf.    Million cubic feet of natural gas.

          Mmcfe.    Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

          Net acres or net wells.    The sum of the fractional working interest owned in gross acres or gross wells, as the case may be.

          Plugging and abandonment.    Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface. Regulations of all states require plugging of abandoned wells.

          Productive well.    A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

          Prospect.    A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

          Proved developed reserves.    Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

          Proved properties.    Properties with proved reserves.

          Proved reserves.    The estimated quantities of oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions.

          Reserves.    Estimated remaining quantities of oil and natural gas and related substances anticipated to be economically producible as of a given date by application of development prospects to known accumulations.

          Reservoir.    A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is separate from other reservoirs.

          Spacing.    The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres and is often established by regulatory agencies.

          Unit.    The joining of all or substantially all interests in a reservoir or field, rather than a single tract, to provide for development and operation without regard to separate property interests. Also, the area covered by a unitization agreement.

          Unproved properties.    Properties with no proved reserves.

          Wellbore.    The hole drilled by the bit that is equipped for oil or natural gas production on a completed well.

          Working interest.    The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production and requires the owner to pay a share of the costs of drilling and production operations.

A-2

PROSPECTUS

$300,000,000

Common Stock

Warrants

Debt Securities

Stock Purchase Contracts

        Triangle Petroleum Corporation may offer to sell from time to time common stock, warrants, debt securities and stock purchase contracts.

        We may offer securities at an aggregate offering price of up to $300,000,000. Our common stock, warrants, debt securities and stock purchase contracts may be offered separately or together, in multiple series, in amounts, at prices and on terms that will be set forth in one or more prospectus supplements to this prospectus.

        This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. Each time we sell securities, a prospectus supplement will be provided that will contain specific information about the terms of any securities offered and the specific manner in which the securities will be offered. The prospectus supplement will also contain information, where appropriate, about material United States federal income tax consequences relating to, and any listing on a securities exchange of, the securities covered by the prospectus supplement. The prospectus supplement may add to, update or change the information in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        We may offer the securities directly to investors, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see "Plan of Distribution."

        Our common stock is traded on the NYSE Amex under the symbol "TPLM." On January 27, 2011, the last reported sale price of our common stock on the NYSE Amex was $7.14.

        Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties referenced under "Risk Factors" beginning on page 2 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 1, 2011.

SUMMARY	1
RISK FACTORS	2
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS	14
WHERE YOU CAN FIND ADDITIONAL INFORMATION	15
IMPORTANT INFORMATION INCORPORATED BY REFERENCE	15
USE OF PROCEEDS	16
DESCRIPTION OF DEBT SECURITIES	17
DESCRIPTION OF CAPITAL STOCK	20
DESCRIPTION OF STOCK PURCHASE CONTRACTS	23
DESCRIPTION OF WARRANTS	24
PLAN OF DISTRIBUTION	26
LEGAL MATTERS	29
EXPERTS	30

i

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information contained in this prospectus and the accompanying prospectus supplement or incorporated by reference into these documents. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference into this prospectus or the accompanying prospectus supplement. If anyone provides you with different, inconsistent or unauthorized information or representations, you must not rely on them. This prospectus and the accompanying prospectus supplement are an offer to sell only the securities offered by these documents, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front of those documents.

ii

 SUMMARY

        This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the section entitled "Risk Factors," any applicable prospectus supplement and the documents that we incorporate by reference into this prospectus and the prospectus supplement, before making an investment decision. Unless the context indicates otherwise, as used in this prospectus, the terms "we," "us" and "our" refer to Triangle Petroleum Corporation and it subsidiaries.

 TRIANGLE PETROLEUM CORPORATION

        We are an oil and natural gas exploration and development company currently focused on the acquisition and development of unconventional shale oil resources. In late 2009, we adopted a new investment strategy shifting our area of focus from the Maritimes Basin in the Province of Nova Scotia to the Bakken Shale and Three Forks formations in the Williston Basin of North Dakota and Montana. In furtherance of our new strategy, as of January 21, 2011, we have acquired, or committed to acquire, approximately 15,000 net acres primarily in McKenzie and Williams Counties of North Dakota. Having identified an area of focus in the Bakken Shale that we believe will generate attractive returns on invested capital, we are continuing to explore further opportunities in the region with a goal of reaching 30,000 net acres by the end of 2011.

        In the Maritimes Basin, we held over 400,000 net acres as of January 21, 2011 with numerous conventional and unconventional prospective reservoirs, including the Windsor and Horton Shales. As a result of the processing and interpretation of our proprietary 2D seismic data, we have identified a conventional exploration opportunity that we believe could hold significant natural gas reserves. We are currently marketing the prospect to industry partners as a farm-out opportunity and propose to enter into an agreement whereby we would maintain a working interest position and potential partners would agree to cover 100% of the capital costs of an initial exploration well.

        We were incorporated in the State of Nevada on December 11, 2003 under the name Peloton Resources Inc. On May 10, 2005, we changed our name to Triangle Petroleum Corporation. Our principal executive office is located at 1625 Broadway, Suite 780, Denver, Colorado 80202 and our telephone number at that address is (303) 260-7125. Our website is www.trianglepetroleum.com. The information on our website is not part of this prospectus.

 RISK FACTORS

        Investing in our securities involves a high degree of risk. You should consider carefully the following risk factors and the risk factors set forth in the documents and reports filed by us with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before deciding whether to buy our securities. Additional risks not known to us or that we believe are immaterial may also significantly impair our business operations and could result in a complete loss of your investment. If any of the following risks occur, our business, financial condition and results of operations could be harmed.

We have a history of losses which may continue and negatively impact our ability to achieve our business objectives.

        We incurred net losses of $13,770,485 and $2,140,101 for the fiscal years ended January 31, 2009 and 2010, respectively, and a net loss of $1,792,727 for the fiscal nine months ended October 31, 2010. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the oil and natural gas industry. We cannot assure you that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to expand our revenues. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on our business, financial condition and result of operations.

Oil and natural gas drilling is a speculative activity and involves numerous risks and substantial and uncertain costs that could adversely affect us.

        An investment in us should be considered speculative due to the nature of our involvement in the exploration for, and the acquisition, development and production of, oil and natural gas. Oil and natural gas operations involve many risks, which even a combination of experience and knowledge and careful evaluation may not be able to overcome. There is no assurance that commercial quantities of oil and natural gas will be discovered or acquired by us.

We have substantial capital requirements that, if not met, may hinder our operations.

        We anticipate that we will make substantial capital expenditures for the acquisition, exploration, development and production of oil and natural gas reserves in the future and for future drilling programs. If we have insufficient revenues, we may have a limited ability to expend the capital necessary to undertake or complete future drilling programs. We cannot assure you that debt or equity financing, or cash generated by operations, will be available or sufficient to meet these requirements or for other corporate purposes, or if debt or equity financing is available, that it will be on terms acceptable to us. Moreover, future activities may require us to alter our capitalization significantly. Our inability to access sufficient capital for our operations could have a material adverse effect on our business, financial condition, results of operations or prospects.

The termination of our agreements with Slawson, Kodiak or OGR could have a material adverse effect on our business, financial condition and results of operations.

        Our agreements with Slawson Exploration, Inc., or Slawson, Kodiak Oil & Gas Corp., or Kodiak, and Oppenheimer Global Resource Private Equity Fund I and a related co-investment fund, or OGR, are essential to us and our future development. Our agreement with Slawson remains in effect as long as there is a producing well and for a period of 90 days thereafter, but may be continued if another well is being drilled or reworked at the end of this period. Our agreement with OGR remains in effect until October 2013 unless either OGR achieves certain acquisition thresholds before that date and elects to extend the term of the agreement, or OGR fails to achieve certain thresholds and we elect to terminate the agreement. Also, OGR may terminate the agreement if our net worth falls below a certain level or OGR determines that changes in our executive management team or financial prospects are not satisfactory. Termination of any of these agreements would require us to seek another collaborative relationship in that territory. We cannot assure you that a suitable alternative third party would be identified, and even if identified, we cannot assure you that the terms of any new relationship would be commercially acceptable to us, and as a result, any such termination could have a material adverse effect on our business, financial condition and results of operations.

Our agreements with Slawson, Kodiak and OGR and other agreements that we may enter into, present a number of challenges that could have a material adverse effect on our business, financial condition and results of operations.

        Our agreements with Slawson, Kodiak and OGR represent a significant portion of our business in the near future. In addition, as part of our business strategy, we plan to enter into other similar transactions, some of which may be material. These transactions typically involve a number of risks and present financial, managerial and operational challenges, including the existence of unknown potential disputes, liabilities or contingencies that arise after entering into these arrangements related to the counterparties to such arrangements. We could experience financial or other setbacks if such transactions encounter unanticipated problems due to challenges, including problems related to execution or integration. Any of these risks could reduce our revenues or increase our expenses, which could adversely affect our business, financial condition or results of operations.

We depend on successful exploration, development and acquisitions to develop any future reserves and grow production and revenue in the future.

        Acquisitions of oil and natural gas acreage, reserves and assets are typically based on engineering and economic assessments made by independent engineers and our own assessments. These assessments will include a series of assumptions regarding such factors as recoverability and marketability of oil and natural gas, future prices of oil and natural gas and operating costs, future capital expenditures and royalties and other government levies which will be imposed over the producing life of the reserves. Many of these factors are subject to change and are beyond our control. In particular, the prices of and markets for oil and natural gas products may change from those anticipated at the time of making such assessment. In addition, all such assessments involve a measure of geologic and engineering uncertainty that could result in lower production and reserves than anticipated. Initial assessments of acquisitions may be based on reports by a firm of independent engineers that are not the same as the firm that we have used. Because each firm may have different evaluation methods and approaches, these initial assessments may differ significantly from the assessments of the firm used by us.

        Properties we acquire may be in an unexpected condition and may subject us to increased costs and liabilities, including environmental liabilities. Although we review acquired properties prior to acquisition in a manner consistent with industry practices, such reviews are not capable of identifying all potential conditions. Generally, it is not feasible to review in depth every individual property involved in each acquisition. Ordinarily, we will focus our review efforts on the higher value properties or properties with known adverse conditions and will sample the remainder. However, even a detailed review of records and properties may not necessarily reveal existing or potential problems or permit a buyer to become sufficiently familiar with the properties to assess fully their condition or any deficiencies. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. As a result, we may not acquire good title to some of our acquired properties and we may assume unknown liabilities that could have a material adverse effect on our business, financial condition and results of operations.

We may have difficulty managing growth in our business, which could adversely affect our business plan, financial condition and results of operations.

        Growth in accordance with our business plan, if achieved, will place a significant strain on our financial, technical, operational and management resources. As we expand our activities and increase the number of projects we are evaluating or in which we participate, there will be additional demands on these resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrences of unexpected expansion difficulties, including the failure to recruit and retain experienced managers, geologists, engineers and other professionals in the oil and natural gas industry, could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plan.

Substantially all of our net leasehold acreage is undeveloped, and that acreage may not ultimately be developed or become commercially productive, which could have a material adverse effect on our future oil and natural gas reserves and production and, therefore, our future cash flow and income.

        Substantially all of our net leasehold acreage is undeveloped, or acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas. In addition, many of our oil and natural gas leases require us to drill wells that are commercially productive, and if we are unsuccessful in drilling such wells, we could lose our rights under such leases. We intend to use some of the proceeds from this offering to develop our leasehold acreage by funding our exploration, exploitation and development activities. Our future oil and natural gas reserves and production and, therefore, our future cash flow and income are highly dependent on successfully developing our undeveloped leasehold acreage.

We may be unable to successfully acquire additional leasehold interests or other oil and natural gas properties, which may inhibit our ability to grow our production.

        Acquisitions of leasehold interests or other oil and natural gas properties have been an important element of our business, and we will continue to pursue acquisitions in the future. In the last several years, we have pursued and consummated leasehold or other property acquisitions that have provided us opportunities to expand our acreage position and, to a lesser extent, grow our production. Although we regularly engage in discussions and submit proposals regarding leasehold interests or other properties, suitable acquisitions may not be available in the future on reasonable terms.

As most of our properties are in the exploration stage, we cannot assure you that we will establish commercial discoveries on our properties.

        Exploration for economically recoverable reserves of oil and natural gas is subject to a number of risks. Few properties that are explored are ultimately developed into producing oil and/or natural gas wells. Most of our properties are only in the exploration stage and we have only limited revenues from operations. While we do have a limited amount of production of natural gas, we may not establish commercial discoveries on any of our properties. Failure to do so would have a material adverse effect on our business, financial condition and results of operations.

We have a limited operating history in the Bakken Shale and Three Forks formations in North Dakota and if we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations.

        We have a limited operating history in the Bakken Shale and Three Forks formations in North Dakota. Our success is significantly dependent on a successful acquisition, drilling, completion and production program. Our operations in the Bakken Shale and Three Forks formations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves or operate on a profitable basis. We are in the early stage of the exploration and development phase of our plan and potential investors should be aware of the difficulties normally encountered by enterprises in this stage. If our business plan is not successful and we are not able to operate profitably, investors may lose some or all of their investment.

Our method of accounting for investments in oil and natural gas properties may result in impairment of asset value.

        We follow the full cost method of accounting for oil and natural gas properties. Accordingly, all costs associated with the acquisition, exploration and development of oil and natural gas properties, including costs of undeveloped leasehold, geological and geophysical expenses, dry holes, leasehold equipment and legal due diligence costs directly related to acquisition, exploration and development activities, are capitalized. Capitalized costs of oil and natural gas properties also include estimated asset retirement costs recorded based on the fair value of the asset retirement obligation when incurred. The capitalized costs plus future development and dismantlement costs are depleted and charged to operations using the equivalent unit-of-production method based on proved oil and natural gas reserves as determined by our independent petroleum engineers. To the extent that such capitalized costs, net of depletion and amortization, exceed the present value of estimated future net revenues, discounted at 10%, from proved oil and natural gas reserves, after income tax effects, such excess costs are charged to operations, which may have a material adverse effect on our business, financial condition and results of operations. Once incurred, a write down of oil and natural gas properties is not reversible at a later date, even if oil or natural gas prices increase.

We cannot control the activities on the properties we do not operate and are unable to ensure their proper operation and profitability.

        We currently do not operate substantially all of the properties in which we have an interest, including all of our acreage in the Bakken Shale and Three Forks formations; however, we currently control and intend to operate 10% to 15% of our acreage. As a result, we have limited ability to exercise influence over, and control the risks associated with, operations of these properties. The failure of an operator of our wells to adequately perform operations, an operator's breach of the applicable agreements or an operator's failure to act in our best interests could reduce our production and revenues. The success and timing of our drilling and development activities on properties operated by others therefore depends upon a number of factors outside of our control, including the operator's timing and amount of capital expenditures, expertise and financial resources, inclusion of other participants in drilling wells and use of technology.

Our lack of diversification will increase the risk of an investment in us.

        Our current business focus is on the oil and natural gas industry in a limited number of properties, primarily in North Dakota. Larger companies have the ability to manage their risk by diversification. However, we currently lack diversification, in terms of both the nature and geographic scope of our business. As a result, we will likely be impacted more acutely by factors affecting our industry or the regions in which we operate, such as the Bakken Shale and Three Forks formations, than we would if our business were more diversified, increasing our risk profile.

Because we have a small asset base and have limited access to additional capital, we may have to limit our exploration activity, which may result in a loss of investment.

        We have a small asset base and limited access to additional capital. Due to our brief operating history and historical operating losses, our operations have not been a source of liquidity and we expect to raise additional capital through equity financings. We presently do not have any available credit or bank financing sources of liquidity. We expect significant capital expenditures during 2011 for land acquisitions and drilling programs on our U.S. oil shale program and for overhead and working capital purposes. We cannot assure you that we will be successful in obtaining additional funding. In that event, we may not be able to complete our planned exploration programs. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations and investors may lose their investment.

If we are unable to raise additional funds or secure a new joint operating partner in the Windsor Block, we may be required to surrender the Windsor Block lease.

        On April 15, 2009, we entered into a 10-year production lease for approximately 474,625 gross acres (approximately 412,924 net acres) of land. In April 2011, we are required to provide a technical report and the Nova Scotia government may request the surrender of certain lands they deem not adequately evaluated. As of January 26, 2011, we have not met and do not currently plan to meet the Nova Scotia government's drilling and production requirements and therefore we may be required to surrender certain or all lands in this area in the future. At the end of the fifth year of the lease, areas of the land block not adequately drilled or otherwise evaluated may be subject to surrender. Since April 15, 2009, we have completed three exploration wells and acquired seismic data towards the production lease commitments. There is a risk that our joint venture partner in the Windsor Block will not be able to pay for their portion (13%) of the well costs, which could also slow down or stop exploration on the Windsor Block.

        We will have to raise additional funds or secure a new joint operating partner in the Windsor Block to complete the exploration and development phase of our Windsor Block programs and we cannot assure you that we will be able to do so. There is a risk that we may not obtain the necessary additional funds or a new partner to continue operations and to determine the existence, discovery and successful exploitation of economically recoverable reserves and the attainment of profitable operations on our Windsor Block. If we do not obtain additional funds or secure a new partner, we may be required to surrender the lease.

We face strong competition from other oil and natural gas companies.

        We encounter competition from other oil and natural gas companies in all areas of our operations, including the acquisition of exploratory prospects and proven properties. Our competitors include major oil and natural gas companies and numerous independent oil and natural gas companies, individuals and drilling and income programs. Many of our competitors have been engaged in the oil and natural gas business much longer than we have and possess substantially larger operating staffs and greater capital resources than us. These companies may be able to pay more for exploratory projects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may be able to expend greater resources on the existing and changing technologies that we believe are and will be increasingly important to attaining success in the industry. Such competitors may also be in a better position to secure oilfield services and equipment on a timely basis or on more favorable terms. We may not be able to conduct our operations, evaluate and select suitable properties and consummate transactions successfully in this highly competitive environment.

Current global financial conditions have been characterized by increased volatility which could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

        Current global financial conditions and recent market events have been characterized by increased volatility and the resulting tightening of the credit and capital markets has reduced the amount of available liquidity and overall economic activity. We cannot assure you that debt or equity financing, the ability to borrow funds or cash generated by operations will be available or sufficient to meet or satisfy our initiatives, objectives or requirements. Our inability to access sufficient amounts of capital on terms acceptable to us for our operations could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

The potential profitability of oil and natural gas properties depends upon factors beyond our control.

        The potential profitability of oil and natural gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and natural gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls or any combination of these and other factors, and respond to changes in domestic, international, political, social and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events may materially affect our financial performance. In addition, a productive well may become commercially unproductive in the event that water or other deleterious substances are encountered which impair or prevent the production of oil and/or natural gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. These factors cannot be accurately predicted and the combination of these factors may result in us not receiving an adequate return on invested capital.

Seasonal weather conditions and other factors could adversely affect our ability to conduct drilling activities.

        Our operations could be adversely affected by weather conditions and wildlife restrictions on federal leases. In the Williston Basin and in Canada, drilling and other oil and natural gas activities cannot be conducted as effectively during the winter months. Winter and severe weather conditions limit and may temporarily halt the ability to operate during such conditions. These constraints and the resulting shortages or high costs could delay or temporarily halt our oil and natural gas operations and materially increase our operating and capital costs, which could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to retain the services of Dr. Hill and Mr. Samuels, or if we are unable to successfully recruit qualified managerial and field personnel having experience in oil and natural gas exploration, we may not be able to continue our operations.

        Our success depends to a significant extent upon the continued services of our directors and officers and, in particular, Peter Hill, our Chief Executive Officer, and Jonathan Samuels, our Chief Financial Officer. Loss of the services of Dr. Hill or Mr. Samuels could have a material adverse effect on our growth, revenues and prospective business. We have not and do not expect to obtain key man insurance on our management. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and field personnel having experience in the oil and natural gas exploration business. Competition for qualified individuals is intense. We cannot assure you that we will be able to retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

The marketability of natural resources will be affected by numerous factors beyond our control.

        The markets and prices for oil and natural gas depend on numerous factors beyond our control. These factors include demand for oil and natural gas, which fluctuate with changes in market and economic conditions, and other factors, including:

  •
  worldwide and domestic supplies of oil and natural gas;

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  actions taken by foreign oil and natural gas producing nations;

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  political conditions and events (including instability or armed conflict) in oil-producing or natural gas-producing regions;

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  the level of global and domestic oil and natural gas inventories;

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  the price and level of foreign imports;

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  the level of consumer demand;

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  the price and availability of alternative fuels;

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  the availability of pipeline or other takeaway capacity;

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  weather conditions;

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  terrorist activity;

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  domestic and foreign governmental regulations and taxes; and

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  the overall worldwide and domestic economic environment.

        Significant declines in oil and natural gas prices for an extended period may have the following effects on our business:

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  adversely affect our financial condition, liquidity, ability to finance planned capital expenditures and results of operations;

  •
  cause us to delay or postpone some of our capital projects;

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  reduce our revenues, operating income and cash flow; and

  •
  limit our access to sources of capital.

We may have difficulty distributing our oil and natural gas production, which could harm our financial condition.

        In order to sell the oil and natural gas that we are able to produce from the Williston Basin and the Maritimes Basin, we may have to make arrangements for storage and distribution to the market. We will rely on local infrastructure and the availability of transportation for storage and shipment of our products, but infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate. This situation could be exacerbated to the extent that our operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping and/or pipeline facilities. These factors may affect our ability to explore and develop properties and to store and transport our oil and natural gas production, which may increase our expenses.

        Furthermore, weather conditions or natural disasters, actions by companies doing business in one or more of the areas in which we will operate or labor disputes may impair the distribution of oil and/or natural gas and in turn diminish our financial condition or ability to maintain our operations.

Our significant stockholders may have substantial influence over our business and affairs.

        As of January 26, 2011, Cambrian Capital L.P. owned greater than 10% of our issued and outstanding shares of common stock. As a result, they have substantial influence over the outcome of certain matters requiring stockholder approval, including the power to, among other things:

  •
  amend our articles of incorporation;

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  elect and remove our directors and control the appointment of our senior management; and

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  prevent our ability to be acquired and complete other significant corporate transactions.

Oil and natural gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated, causing an adverse effect on us.

        Oil and natural gas operations are subject to federal, state, provincial and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and natural gas operations are also subject to federal, state, provincial and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government authorities are required for drilling operations to be conducted and no assurance can be given that such permits will be received. The failure or delay in obtaining the requisite approvals or permits may adversely affect our business, financial condition and results of operations.

Hydraulic fracturing, the process used for releasing oil and natural gas from shale rock, has recently come under increased scrutiny and could be the subject of further regulation that could impact the timing and cost of development.

        The Environmental Protection Agency, or EPA, recently amended the Underground Injection Control, or UIC, provisions of the federal Safe Drinking Water Act, or the SDWA, to exclude hydraulic fracturing from the definition of "underground injection." However, the U.S. Senate and House of Representatives are currently considering bills entitled the Fracturing Responsibility and Awareness of Chemicals Act, or the FRAC Act, to amend the SDWA to repeal this exemption. If enacted, the FRAC Act would amend the definition of "underground injection" in the SDWA to encompass hydraulic fracturing activities, which could require hydraulic fracturing operations to meet permitting and financial assurance requirements, adhere to certain construction specifications, fulfill monitoring, reporting, and recordkeeping obligations, and meet plugging and abandonment requirements. The FRAC Act also proposes to require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater.

        Hydraulic fracturing is the primary production method used to produce reserves located in the Bakken Shale and Three Forks formations. Depending on the legislation that may ultimately be enacted or the regulations that may be adopted at the federal, state and/or provincial levels, exploration and production activities that entail hydraulic fracturing could be subject to additional regulation and permitting requirements. Individually or collectively, such new legislation or regulation could lead to operational delays or increased operating costs and could result in additional burdens that could increase the costs and delay the development of unconventional oil and natural gas resources from shale formations which are not commercial without the use of hydraulic fracturing. This could have an adverse effect on our business, financial condition and results of operations.

Exploration activities are subject to certain environmental regulations which may prevent or delay the commencement or continuance of our operations.

        In general, our exploration activities are subject to certain federal, state, provincial and local laws and regulations relating to environmental quality and pollution control. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. These laws and regulations may require the acquisition of permits before drilling commences; restrict the types, quantities and concentration of various substances that can be released into the environment from drilling and production activities; limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells; and impose substantial liabilities for pollution resulting from our operations. Such laws and regulations increase the costs of our exploration activities and may prevent or delay the commencement or continuance of a given operation. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state or provincial authorities. Such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance.

        With the introduction of the Kyoto Protocol, oil and natural gas producers may be required to reduce greenhouse gas emissions. This could result in, among other things, increased operating and capital expenditures for those producers. This could also make certain production of oil or natural gas by those producers uneconomic, resulting in reductions in such production. The Kyoto Protocol was ratified by the Canadian government in December of 2002 and commits Canada to reducing its greenhouse gas emissions levels to 6% below 1990 "business-as-usual" levels by 2012. It officially came into force on February 16, 2005. Since that date the Canadian government has indicated it will be unable to meet its Kyoto Protocol commitments. We are unable to predict the effect on our business, financial condition and results of operations of the ratification of the Kyoto Protocol by the Canadian federal government or its subsequent position that Canada cannot meet its commitments thereunder.

        The first commitment period under the Kyoto Protocol ends in 2012. Government leaders and representatives from approximately 170 countries met in Copenhagen, Denmark from December 7 through 18, 2009, or the Copenhagen Conference, to attempt to negotiate a successor to the Kyoto Protocol. The Copenhagen Conference resulted in a broad political consensus rather than a binding international treaty, or the Copenhagen Accord, that has not been endorsed by all participating countries. The Copenhagen Accord reinforces the commitment to reducing the emissions of greenhouse gas, or GHGs, contained in the Kyoto Protocol and promises funding to help developing countries mitigate and adapt to climate change. In response to the Copenhagen Accord, the Canadian government indicated on January 29, 2010 that it will seek to achieve a 17% reduction in GHG emissions from its 2005 levels by 2020. We are unable to predict the effect that compliance with the Copenhagen Accord by the Canadian federal government will have on our business, financial condition and results of operation.

Climate change laws and regulations restricting emissions of greenhouse gases could result in increased operating costs and reduced demand for the oil and natural gas that we produce while the physical effects of climate change could disrupt our production and cause us to incur significant costs in preparing for, or responding to, those effects.

        On December 15, 2009, the EPA published its findings that emissions of carbon dioxide, methane and other greenhouse gases present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to the warming of the earth's atmosphere and other climatic changes. These findings by the EPA allowed the agency to proceed with the adoption and implementation of regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. Consequently, the EPA proposed two sets of regulations that would require a reduction in emissions of greenhouse gases from motor vehicles and, also, could trigger permit review for greenhouse gas emissions from certain stationary sources. In addition, on October 30, 2009, the EPA published a final rule requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States beginning in 2011 for emissions occurring in 2010. The adoption and implementation of any regulations imposing reporting obligations on, or limiting emissions of greenhouse gases from, our equipment and operations could require us to incur costs to reduce emissions of greenhouse gases associated with our operations or could adversely affect demand for the oil and natural gas we produce.

        Also, on June 26, 2009, the U.S. House of Representatives passed the American Clean Energy and Security Act of 2009, or ACESA, which would establish an economy-wide cap-and-trade program to reduce United States emissions of greenhouse gases including carbon dioxide and methane that may contribute to the warming of the Earth's atmosphere and other climatic changes. If it becomes law, ACESA would require a 17% reduction in greenhouse gas emissions from 2005 levels by 2020 and just over an 80% reduction of such emissions by 2050. Under this legislation, the EPA would issue a capped and steadily declining number of tradable emissions allowances to certain major sources of greenhouse gas emissions so that such sources could continue to emit greenhouse gases into the atmosphere. These allowances would be expected to escalate significantly in cost over time. The net effect of ACESA will be to impose increasing costs on the combustion of carbon-based fuels such as oil, refined petroleum products and natural gas. The U.S. Senate has begun work on its own legislation for restricting domestic greenhouse gas emissions and President Obama has indicated his support of legislation to reduce greenhouse gas emissions through an emission allowance system. Although it is not possible at this time to predict when the Senate may act on climate change legislation or how any bill passed by the Senate would be reconciled with ACESA, any future federal laws or implementing regulations that may be adopted to address greenhouse gas emissions could require us to incur increased operating costs and could adversely affect demand for the oil and natural gas we produce.

        Finally, it should be noted that some scientists have concluded that increasing concentrations of greenhouse gases in the Earth's atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods and other climatic events. If any such effects were to occur, they could have an adverse effect on our exploration and production operations. Significant physical effects of climate change could also have an indirect effect on our financing and operations by disrupting the transportation or process-related services provided by midstream companies, service companies or suppliers with whom we have a business relationship. We may not be able to recover through insurance some or any of the damages, losses or costs that may result from potential physical effects of climate change and as a result, this could have a material adverse effect on our business, financial condition and results of operations.

Exploratory drilling involves many risks and we may become liable for pollution or other liabilities which may have an adverse effect on our financial position and results of operations.

        Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labor and other risks are involved. We may become subject to liability for pollution or hazards against which we cannot adequately insure or for which we may elect not to insure. Incurring any such liability may have a material adverse effect on our financial position and results of operations.

        Any change in government regulation and/or administrative practices may have a negative impact on our ability to operate and on our profitability.

        The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or Canada or any other jurisdiction may be changed, applied or interpreted in a manner which will fundamentally alter our ability to carry on our business. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitability.

Aboriginal claims could have an adverse effect on us and our operations.

        Aboriginal peoples have claimed aboriginal title and rights to portions of Canada where we operate, including in Nova Scotia, where our Windsor Block acreage is located. We are not aware that any claims have been made in respect of our property and assets. However, if a claim arose and was successful, it could have an adverse effect on us and our operations.

We do not plan to insure against all potential operating risks. We might incur substantial losses from, and be subject to substantial liability claims for, uninsured or underinsured risks related to our oil and natural gas operations.

        We do not intend to insure against all risks. Our oil and natural gas exploration and production activities will be subject to hazards and risks associated with drilling for, producing and transporting oil and natural gas, and any of these risks can cause substantial losses resulting from:

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  environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

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  abnormally pressured formations;

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  mechanical difficulties, such as stuck oil field drilling and service tools and casing collapse;

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  fires and explosions;

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  personal injuries and death;

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  regulatory investigations and penalties; and

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  natural disasters.

        We might elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. Losses and liabilities arising from uninsured and underinsured events or in amounts in excess of existing insurance coverage could have a material adverse effect on our business, financial condition or results of operations.

No assurance can be given that defects in our title to oil and natural gas interests do not exist.

        Title to oil and natural gas interests is often not possible to determine without incurring substantial expense. An independent title review was completed with respect to certain of the oil and natural gas rights acquired by us and the interests in oil and natural gas rights owned by us. However, no assurance can be given that title defects do not exist. If a title defect does exist, it is possible that we may lose all or a portion of the properties to which the title defect relates. Our actual interest in certain properties may therefore vary from our records.

We have discovered material weaknesses in our internal accounting controls and our inability to correct these weaknesses could reduce confidence in our financial statements.

        For the three fiscal years ended January 31, 2010 and the nine fiscal months ended October 31, 2010, our management identified a material weakness related to our period-end financial reporting process. Specifically, we did not have sufficient personnel in our accounting and financial reporting functions, and as a result, we were not able to achieve adequate segregation of duties and were not able to provide adequate reviews of the financial statements. This control deficiency, which is pervasive in nature, results in a reasonable possibility that material misstatements of the financial statements will not be prevented or detected on a timely basis. Management will continue to monitor and evaluate the effectiveness of our disclosure controls and procedures and our internal controls over financial reporting on an ongoing basis and is committed to taking further action and implementing additional enhancements or improvements, as necessary and as funds allow. As part of this commitment, we will continue to assess our current personnel resources. As our activity levels increase, we have added new personnel resources, and will continue to look to increase our personnel resources, to increase segregation of duties. As operations increase, we plan to hire additional knowledgeable personnel to further support our current accounting personnel.

        Although our management and audit committee intend for the new policies and procedures to provide sufficient assurance of future compliance, we are unable to determine at this time whether the new policies and procedures will be fully effective in correcting these weaknesses. Despite this, a control system, no matter how well conceived and operated, can provide only reasonable assurance that the objectives of the control system are met. Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls and procedures or internal accounting controls will prevent all errors and fraud, even after instituting the changes described above. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues have been detected and further misstatements due to error or fraud may occur and not be detected.

We are subject to the requirements of Section 404(a) of the Sarbanes-Oxley Act. If we are unable to timely comply with Section 404(a) or if the costs related to compliance are significant, our profitability, stock price, financial condition and results of operations could be materially adversely affected.

        We are required to comply with the provisions of Section 404(a) of the Sarbanes-Oxley Act of 2002. Section 404(a) requires that we document and test our internal controls over financial reporting and issue management's assessment of our internal controls over financial reporting.

        We believe that the out-of-pocket costs, the diversion of management's attention from running the day-to-day operations and operational changes caused by the need to comply with the requirements of Section 404(a) of the Sarbanes-Oxley Act could be significant. If the time and costs associated with such compliance exceed our current expectations, our profitability, stock price, financial condition and results of operations could be materially adversely affected.

        We cannot be certain at this time that we will identify any additional material weaknesses in our internal controls over financial reporting. If we fail to comply with the requirements of Section 404(a) or if we identify and report any additional material weaknesses, the accuracy and timeliness of the filing of our annual and quarterly reports may be materially adversely affected and could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock. In addition, material weaknesses in the effectiveness of our internal controls over financial reporting could result in an increased chance of fraud and the loss of customers, reduce our ability to obtain financing and require additional expenditures to comply with these requirements, each of which could have a material adverse effect on our business, financial condition and results of operations.

Our Canadian operations subject us to currency exchange rate risk, which could cause our financial condition and results of operations to fluctuate significantly from period to period.

        A portion of our revenues are derived from our Canadian activities and operations. As a result, we translate the financial condition and results of operations of our Canadian operations into U.S. dollars. Therefore, our reported financial condition and results of operations are subject to changes in the exchange relationship between the two currencies. For example, as the relationship of the Canadian dollar strengthens against the U.S. dollar, our revenue denominated in Canadian dollars is favorably affected and conversely our expenses denominated in Canadian dollars are unfavorably affected. Monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars at rates of exchange in effect at the balance sheet date and gains and losses are recorded in earnings. Non-monetary assets, liabilities and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Our foreign currency transactions are primarily undertaken in Canadian dollars. We have not, to the date of the consolidated financial statements included in this prospectus, entered into derivative instruments to offset the impact of foreign currency fluctuations.

 CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus contain certain "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, liquidity and results of operations. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "could," "would," "will," "may," "can," "continue," "potential," "should," and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this prospectus and the other documents incorporated by reference that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Section 27A of the Securities Act of 1933, as amended, or the Securities Act. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in this prospectus, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2010 in Item 1A under "Risk Factors" and the risks detailed from time to time in our future SEC reports. These forward-looking statements include, but are not limited to, statements about:

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  history of losses;

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  uncertainty of drilling results;

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  termination of agreements with our partners;

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  our relationship with our partners;

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  inability to acquire additional leasehold interests or other oil and natural gas properties;

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  inability to manage growth in our business;

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  inability to control properties we do not operate;

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  inability to protect against certain liabilities associated with our properties;

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  lack of diversification;

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  substantial capital requirements and limited access to additional capital;

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  competition in the oil and natural gas industry;

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  global financial conditions;

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  oil and natural gas realized prices;

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  seasonal weather conditions;

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  marketing and distribution of oil and natural gas;

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  the influence of our significant stockholders;

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  government regulation of the oil and natural gas industry;

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  potential regulation affecting hydraulic fracturing;

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  environmental regulations, including climate change regulations;

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  uninsured or underinsured risks;

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  aboriginal claims relating to our Canadian properties;

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  defects in title to our oil and natural gas interests;

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  material weaknesses in our internal accounting controls; and

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  foreign currency exchange risks.

        Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, as of the date of such documents. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information contained in this prospectus, any applicable prospectus supplement and documents incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities.

        We file reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information filed by us at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Triangle Petroleum Corporation. The address of the SEC website is http://www.sec.gov.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The SEC file numbers for the documents incorporated by reference into this prospectus are 001-34945 for documents filed on or after November 11, 2010 and 0-51321 for documents filed prior to that date. The documents incorporated by reference into this prospectus contain important information that you should read about us.

        The following documents are incorporated by reference into this document:

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  our annual report on Form 10-K for the fiscal year ended January 31, 2010, as filed with the SEC on April 9, 2010;

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  our quarterly reports on Form 10-Q for the fiscal quarter ended April 30, 2010, as filed with the SEC on June 14, 2010, for the fiscal quarter ended July 31, 2010, as filed with the SEC on September 14, 2010 and for the fiscal quarter ended October 31, 2010, as filed with the SEC on December 9, 2010;

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  our current reports on Form 8-K, as filed with the SEC on February 16, 2010, March 12, 2010, March 16, 2010, May 27, 2010, June 7, 2010, August 3, 2010, August 10, 2010, August 12, 2010, September 21, 2010, October 25, 2010, November 3, 2010, November 5, 2010, November 12, 2010 (two reports filed on such date) and December 7, 2010 (in each case excluding Items 2.02 or 7.01, which have been "furnished" but not "filed" for purposes of the Exchange Act; and

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  the description of our common stock set forth in our registration statement filed on Form 8-A pursuant to Section 12 of the Exchange Act with the SEC on November 2, 2010, and any amendment or report filed for the purpose of updating that description.

        We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to effectiveness of the registration statement or (ii) from the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to the Chief Financial Officer at Triangle Petroleum Corporation, 1625 Broadway, Suite 780, Denver, Colorado 80202 or by calling us at (303) 260-7125.

USE OF PROCEEDS

        Unless we provide otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of our securities covered by this prospectus for general corporate purposes, including, but not limited to, acquisitions, capital expenditures and working capital.

 DESCRIPTION OF DEBT SECURITIES

        The following description, together with the additional information we may include in any applicable prospectus supplement and in any related free writing prospectuses, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms summarized below will apply generally to any debt securities that we may offer, we will describe the particular terms of any debt securities in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below.

        We may issue debt securities from time to time in one or more distinct series. The debt securities may be senior debt securities or subordinated debt securities. Senior debt securities may be issued under a senior indenture and subordinated debt securities may be issued under a subordinated indenture. If we issue debt securities pursuant to an indenture, we will specify the trustee under such indenture in the applicable prospectus supplement. We will include in a supplement to this prospectus the specific terms of debt securities being offered, including the terms, if any, on which debt securities may be convertible into or exchangeable for common stock or other debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of debt securities and any indentures are summaries of those provisions, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities and the indentures (including any amendments or supplements we may enter into from time to time which are permitted under the debt securities or any indenture).

        Unless otherwise specified in a prospectus supplement, the debt securities will be our direct unsecured obligations. Any debt securities designated as senior will rank equally with any of our other senior and unsubordinated debt. Any debt securities designated as subordinated will be subordinate and junior in right of payment to any senior indebtedness. There may be subordinated debt securities that are senior or junior to other series of subordinated debt securities.

        The applicable prospectus supplement will set forth the terms of the debt securities or any series thereof, including, if applicable:

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  the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

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  any limit upon the aggregate principal amount of the debt securities;

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  whether the debt securities will be issued as registered securities and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities;

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  the date or dates on which the principal amount of the debt securities will mature;

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  if the debt securities bear interest, the rate or rates at which the debt securities bear interest, or the method for determining the interest rate, and the date or dates from which interest will accrue;

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  if the debt securities bear interest, the dates on which interest will be payable, or the method for determining such dates, and the regular record dates for interest payments;

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  the place or places where the payment of principal, any premium and interest will be made, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us may be served;

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  any optional redemption provisions, which would allow us to redeem the debt securities in whole or in part;

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  any sinking fund or other provisions that would obligate us to redeem, repay or purchase the debt securities;

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  if the currency in which the debt securities will be issuable is United States dollars, the denominations in which any registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

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  if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;

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  the events of default and covenants relevant to the debt securities, including, the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

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  the name and location of the corporate trust office of the applicable trustee under the indenture for such series of notes;

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  if other than United States dollars, the currency in which the debt securities will be paid or denominated;

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  if the debt securities are to be payable, at our election or the election of a holder of the debt securities, in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be so payable;

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  the designation of the original currency determination agent, if any;

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  if the debt securities are issuable as indexed securities, the manner in which the amount of payments of principal, any premium and interest will be determined;

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  if the debt securities do not bear interest, the dates on which we will furnish to the applicable trustee the names and addresses of the holders of the debt securities;

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  if other than as set forth in an indenture, provisions for the satisfaction and discharge or defeasance or covenant defeasance of that indenture with respect to the debt securities issued under that indenture;

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  the date as of which any bearer securities and any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;

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  whether and under what circumstances we will pay additional amounts to non-United States holders in respect of any tax assessment or government charge;

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  whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary and, if applicable, the exchange date;

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  if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities, bearer securities or will be in global form and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date;

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  the extent and manner to which payment on or in respect of debt securities will be subordinated to the prior payment of our other liabilities and obligations;

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  whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including one or more of our subsidiaries;

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  whether the debt securities will be secured or unsecured;

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  whether the debt securities will be convertible and the terms of any conversion provisions;

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  the forms of the debt securities; and

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  any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act of 1939, as amended.

        This prospectus is part of a registration statement that provides that we may issue debt securities from time to time in one or more series under one or more indentures, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

        We intend to disclose any restrictive covenants for any issuance or series of debt securities in the applicable prospectus supplement.

 DESCRIPTION OF CAPITAL STOCK

        The following description of our common stock, together with the additional information we include in any applicable prospectus supplement and in any related free writing prospectuses, summarizes the material terms and provisions of our common stock that we may offer under this prospectus. The following summary of our capital stock is subject in all respects to the applicable provisions of the Nevada's private corporations laws (Nevada Revised Statute Chapter 78), or the NRS, our articles of incorporation, as amended, or our "articles of incorporation" and bylaws, as amended and restated, or our "bylaws."

General

        We are authorized to issue up to 70,000,000 shares of common stock, with a par value of $0.00001. As of January 26, 2011, we had 22,525,584 shares of outstanding common stock.

Common Stock

  Voting Rights

        Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The affirmative vote of a plurality of the votes cast at the meeting of the stockholders at which there is a quorum by the holders of shares of our common stock entitled to vote in the election are required to elect each director. Other matters to be voted on by our stockholders must be approved by the affirmative vote of a majority of the shares represented at the meeting at which there is a quorum and entitled to vote on such matter (which shares voting affirmatively also constitute at least a majority of the required quorum), unless the vote of a greater number or voting by classes is required by applicable law, our articles of incorporation or our bylaws. On any matter other than the election of directors, any stockholder may vote part of the shares in favor of or in opposition to the proposal and refrain from voting the remaining shares. However, if the stockholder fails to specify the number of shares which the stockholder is voting, it will be conclusively presumed that the stockholder's vote is with respect to all shares that the stockholder is entitled to vote. Holders of our common stock will not have the right to cumulate votes in elections of directors.

  Liquidation Rights

        Upon our liquidation, dissolution and winding up, the holders of our common stock are entitled to share ratably in our assets which are legally available for distribution after payment of all debts and other liabilities.

  Dividend Rights

        Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors.

  Preemptive Rights

        Our common stock has no preemptive or conversion rights or other subscription rights.

  No Redemption Rights, Conversion Rights or Sinking Fund

        There are no redemption, conversion or sinking fund provisions applicable to our common stock.

  Stockholder Action; Special Meetings

        Our bylaws provide that stockholders' action can only be taken at an annual or special meeting of stockholders except that stockholder action by written consent can be taken if the consent is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Our bylaws provide that, except as otherwise required by law or our articles of incorporation, special meetings of the stockholders may be called at any time by our president or by a majority of our board of directors.

  Number of Directors; Removal; Vacancies

        Our bylaws currently specify that the number of directors shall be at least one and no more than 13 persons, unless otherwise determined by a vote of the majority of our board of directors. Our board of directors currently consists of five persons.

        Pursuant to our bylaws and the NRS, each director serves until the next annual meeting and until his or her successor has been elected and qualified or his or her removal or resignation, and directors may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.

        Our bylaws further provide that vacancies resulting from newly created directorships in our board of directors may be filled by a majority of our board of directors, even if less than a quorum is present, or by a sole remaining director. Any director so chosen will hold office until his or her successor has been elected at an annual or special meeting of stockholders and has been qualified, or his or her removal or resignation.

  Anti-Takeover Effects of Certain Provisions of Nevada Law

        We are subject to the anti-takeover law of the NRS, commonly known as the Business Combinations Act. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This provision has an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

        We have opted out of the Acquisition of Controlling Interest statutory provisions of the NRS.

  Amendment of Bylaws

        Our bylaws may be amended by (i) a majority of all the stock issued and outstanding and entitled to vote at an annual or special meeting of stockholders or (ii) a majority of our board of directors.

  Transfer Agent and Registrar

        The transfer agent and registrar for our common stock in the United States is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004 and in Canada is Olympia Trust Company, 2300, 125 - 9 Avenue SE Calgary, Alberta T2G0P6.

  Listing

        Our common stock is currently quoted on the NYSE Amex under the symbol "TPLM" and the TSX Venture Exchange under the symbol "TPO."

 DESCRIPTION OF STOCK PURCHASE CONTRACTS

        The following description, together with the additional information that we include in any applicable prospectus supplement and in any related free writing prospectuses, summarizes the material terms and provisions of the stock purchase contracts that we may offer under this prospectus. While the terms we have summarized below will apply generally to any stock purchase contracts that we may offer under this prospectus, we will describe the particular terms of any series of stock purchase contracts in more detail in the applicable prospectus supplement. The terms of any stock purchase contracts offered under a prospectus supplement may differ from the terms described below.

        We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of stock purchase contract that describes the terms of the particular stock purchase contract we are offering before the issuance of the related stock purchase contract. The following summaries of material provisions of the stock purchase contracts are subject to, and qualified in their entirety by reference to, all the provisions of the stock purchase contracts applicable to the stock purchase contracts that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the stock purchase contracts that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete stock purchase contracts that contain the terms of the stock purchase contracts.

        We may issue stock purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified number of shares of common stock at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may provide for settlement by delivery by us or on our behalf of shares of the underlying security, or they may provide for settlement by reference or linkage to the value, performance or trading price of the underlying security. The stock purchase contracts may require us to make periodic payments to the holders of the certain of our securities or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of the underlying security or other property pursuant to the stock purchase contracts.

        The securities related to the stock purchase contracts may be pledged to a collateral agent for our benefit pursuant to a pledge agreement to secure the obligations of holders of stock purchase contracts to purchase the underlying security or property under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to our security interest therein created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement.

 DESCRIPTION OF WARRANTS

        The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

        We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular warrants we are offering before the issuance of the related warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

        We may issue warrants for the purchase of common stock in one or more series. We may issue warrants independently or together with common stock, and the warrants may be attached to or separate from these securities.

        We may evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into a warrant agreement with a warrant agent. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus supplement relating to a particular warrants.

        If we decide to issue warrants pursuant to this prospectus, we will specify in a prospectus supplement the terms of the warrants, including, if applicable, the following:

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  the offering price and aggregate number of warrants offered;

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  the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

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  the date on and after which the warrants and the related securities will be separately transferable;

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  the number of shares of stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

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  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

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  the terms of any rights to redeem or call the warrants;

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  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

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  the dates on which the right to exercise the warrants will commence and expire;

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  the manner in which the warrant agreement and warrants may be modified;

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  a discussion of any material U.S. federal income tax considerations of holding or exercising the warrants;

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  the terms of the securities issuable upon exercise of the warrants; and

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  any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

        Before exercising their warrants, holders of warrants may have no rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase our common stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

        Each warrant will entitle the holder to purchase shares of our common stock at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. If we so indicate in the applicable prospectus supplement, the warrants may also provide that they may be exercised on a "cashless" or net basis. We will set forth on the reverse side of the warrant certificate, if applicable, and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to us or a warrant agent in order to exercise a warrant.

        Upon receipt of the required payment and the warrant certificate properly completed and duly executed at our offices, the corporate trust office of a warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the shares of our common stock purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender shares of our common stock as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

        Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

 PLAN OF DISTRIBUTION

        We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

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  directly to one or more purchasers;

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  through agents;

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  to or through underwriters, brokers or dealers;

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  through a combination of any of these methods.

        A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

        In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

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  a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

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  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

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  ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

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  privately negotiated transactions.

        We may also enter into hedging transactions. For example, we may:

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  enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

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  sell securities short and redeliver such shares to close out our short positions;

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  enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

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  loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

        In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

        A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

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  the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

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  the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

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  any delayed delivery arrangements;

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  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchange or markets on which the securities may be listed.

        The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to the prevailing market prices; or

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  at negotiated prices.

General

        Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be "underwriters" as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

        If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

        Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

        We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

        In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

        We may sell the offered securities to dealers as principals. We may negotiate and pay dealers' commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

        We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

        We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

        We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

        We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

        There is currently no market for any of the offered securities, other than our common stock, which is listed on the NYSE Amex. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities or warrants on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to any particular debt securities or warrants will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

        In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

        In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

        In compliance with the guidelines of the Financial Industry Regulatory Authority, or the FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplement, Jones Vargas, Chartered, Las Vegas, Nevada, will provide opinions regarding the validity of our common stock and the warrants and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will provide opinions regarding the validity of the debt securities and the stock purchase contracts. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

 EXPERTS

        The consolidated financial statements of the Company have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, which report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

15,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

August               , 2013

Wells Fargo Securities

Simmons & Company International

          Through and including August              , 2013 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to a dealer's obligations to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.